UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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(Rule 14a-101)

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Notice of Annual Meeting and Proxy Statement

2025 Annual Meeting of Shareholders

LAZARD

Notice of Annual Meeting of Shareholders

How to vote

Shareholders as of the close of business on March 10, 2025, the record date, may vote at the meeting.

If you are a registered shareholder, you may vote online, by telephone or by mailing a proxy card. If you hold your shares through a bank, broker or other institution, you will receive a voting instruction form that explains the various ways you can vote. We encourage you to vote your shares as soon as possible.

March 25, 2025

By Order of the Board of Directors,

Christian A. Weideman
General Counsel

Lazard, Inc.
30 Rockefeller Plaza
New York, NY 10112

Important Notice Regarding Availability of Proxy Materials for Lazard’s Shareholder Meeting to Be Held on May 8, 2025

The Proxy Statement and 2024 Annual Report, which includes financial statements for the period ended December 31, 2024 and the related independent auditor’s reports, are available at www.lazard.com.

We are making the proxy materials first available on March 25, 2025.
Date and time Thursday, May 8, 2025 9:00 a.m., Eastern Daylight Time

Online virtual meeting site

www.virtualshareholdermeeting.com/LAZ2025

Information on how to access the meeting, vote and ask questions at the meeting can be found beginning on page 56 of the Proxy Statement.

Items of business

•
Elect two directors to our Board of Directors (our “Board”) for three-year terms expiring at the conclusion of our annual meeting in 2028;

•
Consider a non-binding advisory vote regarding executive compensation;

•
Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025 and authorization of our Board, acting by our Audit Committee, to set their remuneration; and

•
Consider any other matters that may properly be brought before the meeting or any adjournment or postponement thereof.

Forward-Looking Statements
This Proxy Statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “might,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” and similar words and terms used in the discussion of future operating and future financial performance identify forward-looking statements.
Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of us and our business, operations, financial condition and the industries in which we operate and the factors described in our filings with the United States Securities and Exchange Commission (the “SEC”), including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required by law or applicable regulations.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement and does not contain all the information you should consider. For information regarding the 2024 performance of Lazard, Inc. (“Lazard” or the “Company”), please read Lazard’s Annual Report on Form 10‑K for the year ended December 31, 2024, filed with the SEC on February 24, 2025 (our “2024 Annual Report”).
Voting Matters and Board Recommendations
The following table summarizes the matters to be voted upon at our 2025 Annual Meeting of Shareholders and the Board’s voting recommendations with respect to each matter.

Agenda Item	Matter	Board Recommendation
Item 1	Elect two directors to our Board for three-year terms expiring at the conclusion of our annual meeting in 2028	VOTE FOR
Item 2	Consider a non-binding advisory vote regarding executive compensation	VOTE FOR
Item 3	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025 and authorize our Board, acting by our Audit Committee, to set their remuneration	VOTE FOR

2024 Financial Highlights
Lazard reported strong 2024 results as a result of close teamwork across the firm and dedication to our clients, as well as improving business conditions throughout the year. In 2024, firm-wide net revenue increased 21% (18% on an Adjusted basis), Financial Advisory net revenue increased 27% (28% on an Adjusted basis), and Asset Management net revenue increased 3% (3% on an Adjusted basis). We believe these results represent significant progress towards the achievement of our long-term growth objectives and initiatives, which are referred to herein as the “Lazard 2030 Strategic Plan” and discussed further below.

Net Revenue	$3,052 million on a U.S. GAAP basis and $2,890 million on an Adjusted basis*
Net Income	$280 million on a U.S. GAAP basis and $244 million on an Adjusted basis*
Earnings Per Share	$2.68 on a U.S. GAAP basis and $2.34 on an Adjusted basis*
Operating Margin	12.7% on a U.S. GAAP basis and 14.2% on an Adjusted basis*
Compensation Ratio	65.6% on a U.S. GAAP basis and 65.9% on an Adjusted basis*
Return of Capital	$303 million returned to shareholders

*
Adjusted net revenue, adjusted net income, adjusted earnings per share, adjusted operating margin, and adjusted compensation ratio are non-GAAP measures. For a description of how to calculate each non-GAAP measure and a reconciliation between each non-GAAP measure and the respective comparable GAAP financial measure, see Annex A to this Proxy Statement: Calculation of Non-GAAP Measures.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Lazard 2030 Strategic Plan
The Lazard 2030 Strategic Plan includes a series of ambitious long-term growth objectives and initiatives.

To achieve these goals, we plan to:
•	Steadily expand the number of managing directors (“MDs”) in Financial Advisory, adding approximately 10 to 15 net MDs annually.
•	Achieve stable growth in our traditional asset management business while diligently pursuing acquisition opportunities in the alternative asset management space.
•	Redirect our capital allocation priorities towards investing in growth.
2024 Achievements

In 2024, we made significant progress towards these goals. We remain on track to achieve our MD growth target by the end of the first quarter of 2025, and we are in active discussions with numerous additional potential hires. We plan to continue our investment in MD growth with 10 to 15 net additions annually. We are ahead of schedule in our efforts to increase MD productivity, another goal as part of the Lazard 2030 Strategic Plan. Average revenue per MD totaled $8.6 million for the full-year 2024, one year ahead of our goal to achieve $8.5 million for 2025. During 2024, we also established Lazard Elaia Capital, a strategic partnership that launched a growth capital fund to provide clients with the opportunity to invest in private technology companies. In addition, efforts to expand our delivery through wealth management and active ETFs present new vectors for growth.
Our ability to achieve these goals is subject to numerous risks and uncertainties, including but not limited to those outlined under the section titled “Risk Factors” in our 2024 Annual Report.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Corporate Governance Highlights
We are committed to maintaining the highest standards of corporate governance, which serve the best interests of the Company and our shareholders. We also believe our ongoing engagement with shareholders helps us achieve balanced and appropriate solutions for the oversight and management of our business. The following table summarizes certain highlights of our corporate governance practices and policies.

Independent Board	• Eight of our nine current directors are independent • All Committees of our Board are comprised entirely of independent directors
Strong Lead Independent Director	• Our independent directors select a Lead Independent Director with broad responsibilities
Diverse and Engaged Board
•
Our directors possess a wide array of qualifications, skills, and attributes, supporting our Board’s oversight role on behalf of our shareholders
•
Our Board consists of a diverse and international group of directors
•
Overall attendance by our directors at Board and Committee meetings averaged over 95% in 2024
•
Our Board and Committees conduct annual evaluations and self-assessments

Executive Sessions	• Independent directors meet regularly without management present
Succession Planning
•
Our Board takes an active role in succession planning
•
Succession and executive development are discussed with, as well as without, the Chief Executive Officer (“CEO”) present in executive sessions
•
Directors meet with senior managers who are not Named Executive Officers (“NEOs”)

Term Limit Policy and Continued Board Refreshment
•
Independent directors are limited to serving four complete terms plus any partial term
•
We appointed two new directors in 2024 and one new director in 2025
•
We appointed a new lead independent director at the end of 2024
•
Three of our eight independent directors were nominated or appointed over the last two years

Disciplined Compensation Programs
•
We pay for performance and we are committed to compensation discipline and governance
•
Our compensation programs continue to encourage investment for the future growth of our business, seeking to further aligning the performance of our NEOs with shareholder success

Equity Ownership
•
A significant portion of senior management’s compensation is paid in deferred equity to further incentivize and align interests with shareholders
•
A majority of director compensation is paid in deferred stock units, incentivizing directors to help create long-term value for shareholders

Accountability
•
Our Board adopted a “Majority Vote Policy” for uncontested elections
•
We do not have a shareholder rights plan or poison pill
•
Shareholders owning 10% or more of our outstanding share capital have the right to convene a special meeting

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Our Board of Directors and Its Committees

Committees of the Board of Directors
Board of Directors	Audit	Compensation	Nominating and Governance	Workplace and Culture
Ann-Kristin Achleitner (Independent)
Andrew M. Alper (Independent)		Chair
Peter Harrison (Independent)
Stephen R. Howe Jr. (Independent)	Chair
Michelle Jarrard (Independent)				Chair
Iris Knobloch (Independent)			Chair
Jane L. Mendillo (Independent)
Peter R. Orszag (CEO and Chairman)
Dan Schulman (Lead Independent Director)

Our Leadership Structure
•	Peter R. Orszag serves as CEO and Chairman of our Board of Directors. Dan Schulman serves as Lead Independent Director. This leadership structure provides:
−	unified leadership and focused vision;
−	enhanced oversight and fluid communication and coordination between the Board and management;
−	effective continuity of leadership in light of the Company’s history and typical practice in the financial services sector;
−	diversity of experience and insight; and
−	enhanced client and shareholder engagement and relationships with our Board.
•	Our Lead Independent Director, working with our other independent directors:
−	provides oversight of the development and implementation of the Company’s strategy;
−	provides oversight and evaluation of CEO and senior management performance and compensation, and has regular discussions with our CEO about the Company and its strategy; and
−	reviews, approves, and helps develop Board meeting schedules and agendas.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Board Independence
•
Our Board has determined that eight of its nine members (or 89%), including our Lead Independent Director, are independent under the listing standards of the New York Stock Exchange (“NYSE”) and our own standards of director independence.

•
Each of the Board’s Committees, including the Compensation Committee, which ultimately determines the CEO’s compensation, consists entirely of independent directors, and each Committee has a different chairperson.

•	Each Committee Chair reviews, approves, and helps develop meeting schedules and agendas for his or her relevant Committee.
•	Executive sessions of our Board follow regularly scheduled Board meetings, and our Lead Independent Director presides over executive sessions.
•	Many meetings of the Board’s Committees also include executive sessions presided over by the Chairs of the applicable Committees.
•	Our Board, through its Nominating and Governance Committee, evaluates itself annually and feedback is discussed at meetings of the Nominating and Governance Committee and the Board.
Workplace and Culture
•	Our people are our most important asset, and we strive to create a culture that fosters excellence, collaboration, innovation, empowerment, and engagement.
•
In 2018, we established the Workplace and Culture Committee of our Board of Directors to prioritize attracting, motivating, and retaining talented colleagues; to foster productivity and professional and personal development; to promote inclusion; and to encourage our people to engage with each other and their communities.

•
We believe that a strong cultural foundation devoted to being both commercial and collegial is imperative to achieving the Lazard 2030 Strategic Plan, which includes a series of ambitious long-term growth objectives and initiatives. Our compensation model for managing directors in our Financial Advisory business is designed to incentivize collegial behavior. Our compensation model in our Asset Management business aligns with business performance and emphasizes teamwork, recognizing both individual and collective contributions.

Shareholder Engagement
•	We highly value the perspectives of our stakeholders and proactively engage throughout the year.
•	In 2024, we hosted meetings with shareholders representing approximately 70% of our active institutional shareholders, based on reported holdings.
•	We prioritize long-term value creation and return of excess capital to shareholders through a flexible capital allocation strategy, while retaining sufficient capital for operating needs.
•
We are committed to paying for performance and utilize a long-term compensation program based on share price and our employees hold a significant portion, approximately 25%, of our fully diluted shares outstanding as of year-end.

•	We assess feedback from our stakeholders and seek to continually enhance dialogue and transparency.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

GOVERNANCE
ITEM 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes. Members of each class serve for a three-year term. Vacancies on our Board may be filled only by persons elected by a majority of the remaining directors. A director elected by our Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. Shareholders elect one class of directors at each annual meeting of shareholders. At this annual meeting, shareholders will vote on the election of the two nominees described below for terms ending at the 2028 annual meeting.
To be elected as a director pursuant to our By-laws, a nominee must receive a plurality of all the votes cast at a meeting of stockholders at which a quorum is present by holders of the shares present at the virtual meeting or represented by proxy at the meeting and entitled to vote on the election of such director. There is no cumulative voting in the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Votes “withheld” will have no effect; however, the Board has adopted a policy for uncontested director elections whereby if a director receives a greater number of votes “withheld” than votes “for,” the director must promptly tender his or her resignation to the Board and the Nomination and Governance Committee will review the outcome and make a determination as to the acceptance or rejection of such resignation. See “Majority Vote Policy” below.
The following section contains information provided by the nominees and continuing directors about their principal occupation, business experience and other matters. Mr. Harrison and Mr. Schulman, each of whom are nominated for election to our Board, are current directors of the Company. Each nominee has informed us that he will serve if elected. We do not anticipate that either nominee will be unable or unwilling to stand for election; but if that happens, your proxy may be voted for another person nominated by the Board. Ms. Mendillo has decided not to stand for reelection. Accordingly, her term on the Board will expire at the conclusion of the 2025 Annual Meeting of Shareholders.
Director Attributes Anticipated Following Our 2025 Annual Meeting of Shareholders

Director Skills

The right skills to guide our business and constructively challenge management

Skill	Number of Directors
Strategy and Financial Experience	8
Investment Experience	4
Innovation/Digital and Technology Experience	4
International Exposure/Emerging Market Experience	7
Cybersecurity Expertise	2
Government or Geopolitical Expertise	6
Risk Oversight/Management Expertise	7
Human Capital Expertise	6
Senior Leadership Experience	8

Director Demographics

The Board strives to maintain an appropriate mix of age, tenure, and other demographics

Age

≤60 Years	61-70 Years
4	4

Tenure

0-3	4-7	8-10	>10
4	2	1	1

(Years)

Demographics

Independent	Women	Non-U.S. Citizen
88%	38%	38%

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR the election of each nominee listed below.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR each nominee listed below.
Information About the Director Nominees and Continuing Directors
Nominees for Election as Directors for Three-Year Terms Expiring in 2028

Peter Harrison Age: 59 years Independent Director Director since March 2025 Committees: • Audit • Workplace and Culture
Mr. Harrison served as Chief Executive Officer of Schroders (“Schroders”) plc from April 2016 to November 2024. He was appointed to the Board of Schroders in May 2014. Previously he was Global Head of Investment. Before joining Schroders, Mr. Harrison was Chairman and CEO of RWC Partners. From 2004 to 2006, he was Global Chief Investment Officer of Deutsche Bank’s various asset management businesses. Peter began his career at Schroders, and later spent time at Newton Investment Management and Flemings/JP Morgan as a Portfolio Manager. Mr. Harrison is a member of the UK Treasury’s Asset Management Taskforce, the board of the UK Investment Association (which he previously chaired) and the UK Capital Markets Industry Taskforce. He is currently serving a three-year term (concluding in 2027) as Chair of Business in the Community, the King’s responsible business charity. He also serves on the Board of Directors of FCLT Global (the non-profit association dedicated to focusing capital on the long term), and he sits on the advisory boards of venture capital firm Antler and the Harvard University Impact Board.
Qualifications: Mr. Harrison was selected to be a director of Lazard because of his extensive experience within the financial services and investment management industry.

Dan Schulman Age: 67 years Lead Independent Director Director since February 2024 Committees: • Compensation • Nominating and Governance • Workplace and Culture
Mr. Schulman served as the President and Chief Executive Officer of PayPal Holdings, Inc. (“PayPal”) from July 2015 to September 2023 and as PayPal’s President and Chief Executive Officer-Designee from September 2014 to July 2015. He also has served on PayPal’s Board from July 2015 to December 2023. Prior to PayPal, Mr. Schulman served as Group President, Enterprise Group of American Express Company from August 2010 to August 2014. Mr. Schulman was President, Prepaid Group of Sprint Nextel Corporation from November 2009 to August 2010, and also served in other executive leadership positions at Virgin Mobile USA, Inc., Priceline Group, Inc., and AT&T, Inc. Mr. Schulman currently serves on the boards of Cisco Systems, Inc., where he chairs the Compensation and Management Development Committee and serves on the Nomination and Governance Committee, Verizon Communications Inc., where he serves as Lead Independent Director and chairs the Human Resources Committee, and JUST Capital where he serves as Chairman of its Board of Directors. He is on the board of The Economic Club of New York and is a life member of the Council on Foreign Relations.
Qualifications: Mr. Schulman was selected to be a director of Lazard because of his demonstrated track record of driving transformative growth and innovation at financial services companies.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Directors Continuing in Office
(Terms Expiring in 2026)

Michelle Jarrard Age: 57 years Independent Director Director since January 2017 Committees: • Compensation • Workplace and Culture (Chair)
Michelle Jarrard is a former Senior Partner of McKinsey & Company, where she held multiple senior leadership roles during her 25-year career, including as Global Chief HR and Talent Officer from 2007 until her retirement in January 2016. She was a member of McKinsey’s Global Operating Committee, with responsibilities including: People Strategy; Talent Acquisition and Development; Learning; Partner Compensation & Evaluation; Diversity; HR Analytics, Policies & Risk; and Internal Communications. Ms. Jarrard serves as CEO of, and also serves on the board of directors of, BioCircuit Technologies, an early-stage medical device company in the field of neuromodulation and nerve repair. From January 2016 to August 2018, Ms. Jarrard was a Managing Director of the GRA Venture Fund, LLC, a private investment fund providing early-stage capital to Georgia-based technology companies. Ms. Jarrard is a director of Crawford & Company and a director of Inspire Brands. She earned her MBA from Harvard Business School and a Bachelor’s Degree in Industrial Engineering from the Georgia Institute of Technology.
Qualifications: Ms. Jarrard was selected to be a director of Lazard because of her experience serving in senior leadership positions, including human capital development positions, within a major professional services firm.

Iris Knobloch Age: 62 years Independent Director Director since April 2018 Committees: • Compensation • Nominating and Governance (Chair)
Iris Knobloch is Chairwoman and President of the Cannes Film Festival. She is also the Chairman of the Board of Directors of Deezer, the Vice Chairman and Lead Independent Director of the board of directors of AccorHotels, a member of the board of directors of Vail Resorts, Inc., and a governor of the American Hospital in Paris. She was Chairwoman and CEO of I2PO, a Special Purpose Acquisition Company, which successfully listed the music streaming platform Deezer on the Paris Stock Exchange in 2022. Ms. Knobloch was a senior executive with WarnerMedia and its predecessor companies from 1996 to 2021, most recently as President of WarnerMedia in France, Germany, the Benelux, Austria and Switzerland. Before that, Ms. Knobloch was in charge of Time Warner’s International Relations and Strategic Policy for Europe. Previously, Ms. Knobloch was an attorney with Norr, Stiefenhofer & Lutz and with O’Melveny & Myers in Munich, New York and Los Angeles. Ms. Knobloch was a member of the board of directors of LVMH Moët Hennessy Louis Vuitton from April 2019 to July 2021 and a member of the board of directors of Central European Media Enterprises from April 2014 to June 2018. Ms. Knobloch received a J.D. degree from Ludwig-Maximilians-Universitaet and an L.L.M. degree from New York University.
Qualifications: Ms. Knobloch was selected to be a director of Lazard because of her Continental European perspective from her leadership positions in multi-national businesses, and her experience in strategy, digital media, and emerging markets.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Peter R. Orszag Age: 56 years CEO and Chairman Director since October 2023
Mr. Orszag is CEO and Chairman of Lazard. He has led the firm and been a Board Director since October 2023. He previously served as Chief Executive Officer of Financial Advisory from June 2019 until September 2023. Prior to that he was Lazard’s Head of North American Mergers & Acquisitions since July 2018 and Global Co-Head of Healthcare since November 2016. Mr. Orszag joined Lazard in May 2016 as a Vice Chairman of Investment Banking from Citigroup, where he was Vice Chairman of Corporate and Investment Banking and Chairman of the Financial Strategy and Solutions Group from January 2011 to February 2016. Mr. Orszag served as the Director of the Office of Management and Budget in the Obama Administration from January 2009 to July 2010, and was the Director of the Congressional Budget Office from January 2007 to December 2008. Mr. Orszag is a member of the Board of Directors of the Peterson Institute for International Economics and the Mt. Sinai Medical Center and is a member of the National Academy of Medicine.
Qualifications: Mr. Orszag was selected as CEO and Chairman of Lazard based on his vision, intellect and dynamism, his successful career in prior senior leadership roles at Lazard and elsewhere, and his proven abilities in leading large organizations and in attracting and motivating top talent.

Directors Continuing in Office
(Terms Expiring in 2027)

Ann-Kristin Achleitner Age: 59 years Independent Director Director since April 2021 Committees: • Audit • Nominating and Governance
Ann-Kristin Achleitner has spent over thirty years as an economist and educator. Dr. Achleitner is a Distinguished Affiliated Professor at the European School of Management and Technology (ESMT) in Berlin and at the Technical University of Munich (TUM), where she held the Chair of Entrepreneurial Finance between 2001 and 2020. An accomplished academic with multiple honors and publications, Dr. Achleitner now acts primarily as a non-executive board director and venture investor. Dr. Achleitner currently sits on the Linde board of directors and is a member of the Supervisory Board of Deutsche Post (DHL Group). Dr. Achleitner is also a member of several boards of nonpublic institutions and foundations such as the Institute for Advanced Studies (Princeton) and the German National Academy of Science and Engineering (acatech), where she is Vice President. Previously, Dr. Achleitner served as a member of the Supervisory Board of MunichRE from 2013 until 2024, the board of directors of Deutsche Börse from 2016 until 2019 and was a member of the board of directors of Engie from 2012 until 2019. Dr. Achleitner received her doctorates in business administration as well as law from the University of St. Gallen (HSG) in Switzerland. After a brief career as a management consultant with McKinsey, Dr. Achleitner held the Chair of Banking and Finance at the European Business School (EBS) in Oestrich-Winkel, Germany from 1995 to 2001. Dr. Achleitner has served on multiple commissions for the German, Bavarian and Swiss governments, as well as for the EU commission and various World Economic Forum groupings.
Qualifications: Dr. Achleitner was selected to be a director of Lazard because of her broad and substantial experience across the financial industry, including as an internationally recognized leader in entrepreneurship finance, and the Board’s desire to add to its diversity of perspective, knowledge and geography.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Andrew M. Alper Age: 67 years Independent Director Director since October 2012 Committees: • Audit • Compensation (Chair)
Andrew M. Alper serves as Chairman of Alper Investments, Inc. From October 2006 to January 2013, Mr. Alper served as the Chairman and Chief Executive Officer of EQA Partners, LP, a limited partnership engaged in a global macro strategy. From February 2002 to June 2006, Mr. Alper served as President of the New York City Economic Development Corporation and Chairman of the New York City Industrial Development Agency, appointed to both positions by Mayor Michael Bloomberg. Prior to that, Mr. Alper spent 21 years in the Investment Banking Division of Goldman, Sachs & Co., where he was Chief Operating Officer of the Investment Banking Division from 1997 to 2000. Mr. Alper was co-head of the Financial Institutions Group of the Investment Banking Division of Goldman, Sachs & Co. from 1994 to 1997. Mr. Alper is a member of the board of trustees of the University of Chicago and served as its Chairman from June 2009 until May 2015. Mr. Alper also serves as a trustee of the University of Chicago Medical Center and the Mount Sinai Medical Center in New York.
Qualifications: Mr. Alper was selected to be a director of Lazard because of his extensive experience with the financial and operational aspects of businesses that are comparable to Lazard, as well as his background and experience in government service.

Stephen R. Howe Jr. Age: 63 years Independent Director Director since February 2024 Committees: • Audit (Chair) • Workplace and Culture
Mr. Howe served as U.S. Chairman (2012-2018) and U.S. Managing Partner and Americas Area Managing Partner (2006-18) of Ernst & Young (“EY”) and was a member of EY’s Global Executive Board from 2006 until his retirement in 2018. In these roles, Mr. Howe directed strategy and operations for EY’s businesses of over 75,000 people, delivering professional services across all industry sectors. While leading EY, Mr. Howe also gained extensive board governance and regulatory experience and was executive sponsor for the firm’s focus on diversity and inclusiveness. He was with EY for over 35 years. Since 2019, Mr. Howe has been a member of the board of directors of Royal Caribbean Cruises Ltd, where he serves as chair of the nominating and corporate governance committee thereof. Mr. Howe is also a member of the Board of Trustees of Carnegie Hall, the Board of the Peterson Institute for International Economics and the Board of Trustees (Chairman) of the Liberty Science Center. Mr. Howe was previously a member of the boards of Colgate University, the Center for Audit Quality and the Financial Accounting Foundation.
Qualifications: Mr. Howe was selected to be a director of Lazard because of his extensive audit and accounting background and his experience advising and participating in public company governance and reporting.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Majority Vote Policy
Though our By-laws only provide that a nominee must receive a plurality of all the votes cast at a meeting of shareholders, our Board has adopted a “majority vote” policy for uncontested elections of directors.
In an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five days following the certification of the shareholder vote, tender his or her written resignation to the CEO and Chairman for consideration by the Nominating and Governance Committee. As used herein, an “uncontested election of directors” is an election in which the number of nominees is not greater than the number of Board seats open for election.
The Nominating and Governance Committee will consider any such tendered resignation and, promptly following receipt thereof, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Nominating and Governance Committee will consider all factors deemed relevant by the members of the Nominating and Governance Committee including, without limitation, the stated reason or reasons why shareholders who cast “withheld” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC, the NYSE and Delaware law), and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders.
The Nominating and Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the Nominating and Governance Committee deem appropriate including, without limitation, acceptance of the resignation, rejection of the resignation or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Governance Committee to have motivated the “withheld” votes.
The Board will take formal action on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Nominating and Governance Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Nominating and Governance Committee and such additional information, factors and alternatives as the Board deems relevant.
Following the Board’s decision on the Nominating and Governance Committee’s recommendation, the Company will promptly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with an explanation of the process by which the decision was made. If the Board has not accepted the tendered resignation, it will also disclose the reason or reasons for doing so.
No director who, in accordance with this policy, is required to tender his or her resignation shall participate in the Nominating and Governance Committee’s deliberations or recommendation, or in the Board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a director.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Board Leadership and Corporate Governance
Lazard is governed by a Board of Directors and various committees of the Board that meet throughout the year. Our Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Workplace and Culture Committee. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.lazard.com. Other corporate governance documents also are available on our website, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. A copy of each of these documents is available to any shareholder upon request. Information contained on, or that can be accessed through, our website is not a part of, or incorporated by reference into, this proxy statement.
Leadership Structure
In late 2024, Lazard announced changes to its Board of Directors as part of a successful, multi-year succession planning process. Dan Schulman was appointed Lead Independent Director to succeed Richard D. Parsons, and Peter R. Orszag, Lazard CEO and a member of our Board, was appointed Chairman of the Board. Kenneth M. Jacobs, Executive Chairman and a member of our Board, became Senior Chairman of the Company and Senior Advisor to the Board, and relinquished his board seat.
The Board recognizes the value in, and need for, strong independent perspectives especially to avoid any potential conflicts, and so continues to maintain the Lead Independent Director position to provide this balance.
Chief Executive Officer and Chairman
Peter R. Orszag is CEO and Chairman of the Board. Prior to becoming CEO of Lazard, Mr. Orszag led Lazard’s Financial Advisory business, serving companies and governments across the globe, as CEO of Financial Advisory from April 2019 through September 2023. Our Board chose Mr. Orszag to succeed Mr. Jacobs as CEO after a rigorous, multi-year succession planning process across the Board and senior leadership at the Company. As CEO, Mr. Orszag oversees the strategy, operations, and senior management of Lazard.
Lead Independent Director
Dan Schulman is Lead Independent Director of the Board. Mr. Schulman is a strong, independent and active director with clearly defined leadership authority and responsibilities. In addition to his role as Lead Independent Director, Mr. Schulman serves as a member of the Compensation, Nominating and Governance, and Workplace and Culture Committees of our Board.
The responsibilities and duties of the Lead Independent Director include the following:
•
presiding at meetings of the Board in the absence of the Chairman, including the executive sessions of the independent members of the Board, and providing feedback to the CEO and Chairman, other senior executives and key managing directors, as appropriate, from such executive sessions of the independent directors;

•
for the purpose of facilitating timely communication, serving as a liaison between (1) the independent directors (including committee chairs) and (2) the CEO and Chairman, other senior executives and, in consultation with the Chairman and the CEO, key managing directors regarding significant matters (without impeding or replacing direct communication between the CEO and other directors or between or among other directors);

•
with input from the other independent directors, (1) reviewing and approving Board meeting schedules, as well as the agendas for such meetings, and (2) calling meetings of the independent directors and setting the agendas in connection with such meetings;

•	together with the Board, providing oversight and advice to the CEO and Chairman regarding corporate strategy, direction, and implementation of initiatives;
•	being available for consultation or direct communication with significant shareholders;
•	together with the Compensation Committee, conducting periodic performance appraisals of the CEO;
•	coordinating the activities of the chairs of Board committees; and
•	performing such other duties as the Board may from time to time delegate to the Lead Independent Director.
Our Lead Independent Director also presides at meetings of the Board, or the relevant portions of such meetings, when it would not be appropriate for our CEO and Chairman to preside.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Shareholder Engagement
We highly value engagement with our shareholders and maintain an active dialogue through individual and group meetings as well as participation in investment conferences that are webcast and posted to our website. We engage with our shareholders and potential investors throughout the year on a wide variety of topics, such as business strategy, market conditions, financial performance, competitive landscape, capital allocation, regulatory and governance changes, geopolitical insights, and environmental and social responsibility.
We conduct significant outreach each year following the distribution of our annual proxy. We value our shareholders’ opinions and continually take into consideration their feedback as part of our ongoing evaluation of our executive compensation programs. Our strong foundation of shareholder engagement has resulted in proactive changes over the years to our governance policies and compensation program based on shareholder feedback, such as implementing a tenure policy for independent directors to enhance Board refreshment by limiting independent directors to serving four complete terms (plus any partial term), and making significant enhancements to the performance metrics applicable to our NEOs’ outstanding performance-based long-term incentive awards to better align their compensation with the interests of our shareholders.

2024 Shareholder Engagement

Proxy outreach with investors representing approximately

75%

of our institutional shares

Proxy discussions with investors representing approximately

60%

of our institutional shares

How we engaged with investors

- Hosted individual and small-group meetings
- Attended investor and industry conferences
- Reported our investors' views to our Board of Directors and relevant Board committees
- Included our Compensation Committee Chair directly in proxy conversations with investors representing approximately 60% of our institutional shares

Topics discussed with our investors

- Investors described their priorities and provided constructive feedback on many topics including:
  - Business strategy, including the Lazard 2030 Strategic Plan, and shareholder alignment
  - Executive compensation matters, including annual and special awards, and retention benefits
  - Equity compensation dilution and share repurchases
  - Overall enhancements to disclosures and increased transparency

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Shareholder Feedback on Executive Compensation
Our Compensation Committee focused on the feedback received from shareholders regarding executive compensation-related matters during our outreach in 2024. We have a long history of shareholder support and positive outcomes on say-on-pay votes, but we were disappointed in our say-on-pay outcome in 2024. The Company and the Compensation Committee undertook additional steps beyond our typical extensive outreach efforts to understand our shareholders’ concerns.
We extended meeting invitations to approximately 75% of our institutional shareholders and met with 100% of those who requested to meet with us, including shareholders representing approximately 60% of our institutional shares. In 2024, the Chair of the Compensation Committee participated in 90% of the proxy engagements with our top 25 institutional shareholders. The feedback we received was shared with our Board.
A summary of the key areas of the feedback we received in recent years and our response is summarized below.
Over 2025, we plan to continue to meet with shareholders to help us further improve our program.

Topic Discussed	What We Heard and Our Response
Annual Incentive Awards
Our annual incentive compensation reflects the achievement of Company goals and individual contributions of our management team toward these goals as well as our progress with regard to the execution of our plan for growth, which are described for each NEO under the section titled “2024 Compensation for Each of Our NEOs—Compensation Process.” Consistent with competitive market practice in our industry, the Compensation Committee establishes annual incentive compensation based on a rigorous assessment of performance. This approach allows us to balance the objective, pre-established elements of our compensation program with the need to tailor overall compensation in a given fiscal year to reflect particular circumstances and appropriately incentivize our NEOs.

Shareholder feedback on this topic reflected an understanding of market practice in the financial services industry, our overall compensation program, and the inclusion of qualitative factors on a short-term basis while maintaining discipline in our long-term compensation program overall.

Shareholder feedback suggested a need for greater transparency, more clarity on Board deliberations, decision-making process, and performance alignment.

We have added additional disclosure regarding 2024 individual performance considerations under “2024 Total Incentive Compensation for Peter R. Orszag, Chief Executive Officer” and “2024 Individual Performance Considerations and Total Incentive Compensation for other NEOs,” and the relationship between CEO compensation and net revenue.

Special Award Grants
Shareholders were generally supportive of the special Stock Price PRPU awards granted to Messrs. Orszag and Russo in 2023 but expressed concern over the potential for repeated grant of such awards over multiple years.

The Compensation Committee has no plans to grant additional Stock Price PRPUs (or other special one-time awards) to NEOs; but, in any event, does not intend to do so prior to 2030.
Special Award Disclosure
Shareholders noted that further emphasis on the alignment of the Stock Price PRPU awards with the Lazard 2030 Strategic Plan would be helpful. In response, we have added additional disclosure in the Compensation Discussion and Analysis regarding the relationship between the Stock Price PRPU awards and the Lazard 2030 Strategic Plan, under “Stock Price PRPUs—Retention through 2030 and Alignment with the Lazard 2030 Strategic Plan.” As further described in that section, vesting of the Stock Price PRPU awards is subject to the executive’s continued service with the Company through certain anniversaries of the grant date, thereby supporting the retention of key leaders during the time horizon of the Lazard 2030 Strategic Plan.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Topic Discussed	What We Heard and Our Response
Equity Compensation Dilution
We aim to repurchase shares to offset the dilutive impact of equity compensation. The Board has authorized management to continue our practice of repurchasing shares to offset the potentially dilutive impact of equity compensation.

Shareholder feedback on this topic noted that the number of awards we grant as a percentage of our shares outstanding, which is commonly known as “burn rate,” is above a broad sector industry average. However, this traditional method of calculating a “burn rate” does not take into account share repurchases, our people-based cost structure, or our focus on equity compensation practices which aligns our employees with shareholder interests.

Our demonstrated history of offsetting the dilutive impact of the equity component of our compensation programs over the long term is an important aspect of our equity compensation practices and most shareholders are highly supportive of maintaining our stock-based compensation program. We believe these practices reflect a responsible approach to equity compensation.

Corporate Sustainability
We are committed to serving our clients, developing our people and supporting our communities. Our Board and management are focused on cultivating a workplace environment that attracts and retains exceptional talent and a diversity of perspectives. Encouraging an engaged workplace where employees feel connected is instrumental to our ability to achieve sustainable growth and create lasting shareholder value.
As a global investor, we see the integration of sustainability considerations as an essential part of any long-term investment process focused on value creation. Companies and sovereign issuers that operate in a sustainable way, with a recognition of how their activities intersect with the environment and society, are likely to represent more attractive long-term investment opportunities. Those that do not are at risk of structural decline as they become subject to regulatory, commercial, or financial pressure to change.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Board Committees

AUDIT COMMITTEE	COMPENSATION COMMITTEE
Members: Stephen R. Howe Jr. (Chair) Ann-Kristin Achleitner Andrew M. Alper Peter Harrison(1) Jane L. Mendillo Meetings in 2024: 5	Members: Andrew M. Alper (Chair) Michelle Jarrard Iris Knobloch Dan Schulman Meetings in 2024: 8

Primary Responsibilities:
The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to:
•
monitoring the integrity of our financial statements;
•
assessing the qualifications, independence, and performance of our independent auditor;
•
evaluating the performance of our internal audit function;
•
reviewing the Company’s major financial risk exposures and the steps taken to monitor and control such exposures;
•
overseeing the Company’s cybersecurity risk management programs, measures and policies; and
•
monitoring the Company’s compliance with relevant legal and regulatory requirements.
All members of the Audit Committee are independent as required by Lazard and the listing standards of the NYSE.
All members of the Audit Committee are financially literate, as determined by the Board. The Board has determined that Mr. Howe has the requisite qualifications to satisfy the SEC’s definition of “audit committee financial expert.”
(1) Member since March 2025.

Primary Responsibilities:
The Compensation Committee assists the Board by overseeing our firm-wide compensation plans, policies, and programs and has full authority to:
•
determine and approve the compensation of our CEO;
•
review and approve the compensation of our other executive officers;
•
review our compensation programs for all managing directors and employees; and
•
administer the Lazard, Inc. 2018 Incentive Compensation Plan (as amended from time to time, the “2018 Plan”) and any successor plans.
All members of the Compensation Committee are independent as required by Lazard and the listing standards of the NYSE.
From time to time, the Compensation Committee has established special equity award pools pursuant to the 2018 Plan to grant awards to new hires and, under certain circumstances, retention awards to key employees. The Compensation Committee granted to our CEO (or his designee) authority to determine the amount, terms and conditions of all awards made from these pools and required that the Compensation Committee be updated on all such awards at regularly scheduled meetings.
The Compensation Committee directly engaged Compensation Advisory Partners (“CAP”), an independent compensation consulting firm, to assist it with various compensation analyses, as well as to provide consulting on executive compensation practices and determinations, including information on equity-based award design. CAP generally attends meetings of the Compensation Committee. In addition, Mr. Orszag, our CEO, generally attends meetings of the Compensation Committee and expresses his views on the Company’s overall compensation philosophy. Periodically, Ms. Betsch, our CFO, Mr. Russo, CEO of Asset Management, and Ms. Soto, COO, also attend meetings of the Compensation Committee in order to share their perspectives. Following year-end, Mr. Orszag makes recommendations to the Compensation Committee as to the total compensation package (salary, annual cash incentive, and long-term incentive compensation awards) to be paid to each of the other executive officers.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

NOMINATING AND GOVERNANCE COMMITTEE	WORKPLACE AND CULTURE COMMITTEE
Members: Iris Knobloch (Chair) Ann-Kristin Achleitner Dan Schulman Meetings in 2024: 6	Members: Michelle Jarrard (Chair) Peter Harrison(1) Stephen R. Howe Jr. Jane L. Mendillo Dan Schulman Meetings in 2024: 4

Primary Responsibilities:
The Nominating and Governance Committee assists our Board in promoting sound corporate governance principles and practices by:
•
leading the Board in an annual review of its own performance;
•
identifying individuals qualified to become Board members, consistent with criteria approved by the Board;
•
recommending to the Board the director nominees for the next annual meeting of shareholders;
•
recommending to the Board director nominees for each committee of the Board;
•
recommending to the Board compensation of non-executive directors; and
•
reviewing and reassessing the adequacy of the Corporate Governance Guidelines.
The Nominating and Governance Committee also is responsible for recommending to the Board standards regarding the independence of non-executive directors and reviewing such standards on a regular basis to confirm that such standards remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements. All members of the Nominating and Governance Committee are independent as required by Lazard and the listing standards of the NYSE.

Primary Responsibilities:
The Workplace and Culture Committee assists and advises management in continuing to cultivate and reinforce a workplace culture that helps attract, motivate and retain talented people, allows them to thrive, fosters productivity and professional and personal development, values inclusion, and encourages its people to engage with each other and their communities by:
•
overseeing efforts by management to communicate, promote and embed principles integral to a collegial workplace;
•
periodically discussing with management the development, implementation, and effectiveness of the Company’s policies and strategies relating to workplace culture; and
•
reviewing efforts by management to enhance the Company’s workforce.
All members of the Workplace and Culture Committee are independent.
(1) Member since March 2025.

Attendance
The Board held 10 meetings in 2024. In 2024, overall attendance by our directors at meetings of the Board and its Committees averaged over 95%. Each director who currently serves on our Board attended at least 86% of the meetings of the Board and Committees on which he or she served that were held during the period for which he or she had been a director or Committee member. The majority of our directors attended the 2024 Annual Meeting of Shareholders.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Risk Oversight
Management is principally responsible for managing the Company’s risks on a day-to-day basis. The Board, working together with the Audit Committee, reviews the Company’s risk profile and risk management strategies at regular intervals. Members of the Company’s finance team, led by the Chief Financial Officer and the Global Risk Committee, also review with the Audit Committee categories of risk the Company faces, including any risk concentrations, risk interrelationships, and financial and cybersecurity risk exposures, as well as the likelihood of occurrence, the potential impact of those risks and the steps management has taken to monitor, mitigate, and control such exposures. The Company’s Chief Information Security Officer also frequently participates in these reviews. The Company’s Chief Information Security Officer reports at least quarterly to the Audit Committee and at least annually to the full Board regarding cybersecurity incidents, threats, risks, and the plans and policies to address them. Updates on risks deemed material to the Company are reviewed at regular meetings of the Audit Committee and reported to the full Board. In addition, the Compensation Committee reviews compensation programs for consistency and alignment with Lazard’s strategic goals, and in connection therewith reviews Lazard’s compensation practices to assess the risk that they will have a material adverse effect on the Company.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers, and employees of Lazard and its subsidiaries and affiliates. We have also adopted a Supplement to the Code of Business Conduct and Ethics for certain senior officers, including our CEO, Chief Financial Officer and principal accounting officer. Each of these codes is available on our website at www.lazard.com. A print copy of each of these documents is available to any shareholder upon request. We will disclose amendments to, or waivers from, the Code of Business Conduct and Ethics, if any, on our website.
Communications with the Board
Anyone who wishes to send a communication to our non-executive directors as a group may do so by mail at the address listed below, and by marking the envelope, Attn: Non-Executive Directors of the Lazard, Inc. Board of Directors.
Lazard, Inc.
30 Rockefeller Plaza
New York, NY 10112
The Lazard, Inc. Board of Directors
c/o the Corporate Secretary
These procedures are also posted on our website at www.lazard.com.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Annual Self-Evaluations
Our Board is committed to continually strengthening all aspects of corporate governance and our Board and the individual directors regularly evaluate their own effectiveness and the effectiveness of the Board process. As part of that review, the Nominating and Governance Committee conducts an annual review in which each director completes a self-evaluation questionnaire to assess overall effectiveness, including with respect to strategic oversight, interactions with, and evaluations of, management, board culture, board structure and operation, governance policies and committee structure, functioning, and composition. The results of these evaluations are aggregated and shared on an anonymous basis with the Nominating and Governance Committee, which then reviews and presents its findings to the full Board for discussion and feedback. Through this regular self-assessment, the Board identifies areas for further reflection and improvement and, as appropriate, updates or changes our existing practices. The Nominating and Governance Committee annually reviews, updates and approves the evaluation framework, including the director evaluation questionnaires, in light of changing conditions and shareholder interests.

Annual Process is Initiated	The Nominating and Governance Committee initiates the annual evaluation process by reviewing and updating the self-assessment process and approving the director self-evaluation questionnaires.

Individual Director Evaluations & Self- Assessments
Each director completes an annual self-evaluation questionnaire to help evaluate whether the Board, its Committees and each director are functioning effectively, including with respect to its interaction with management, and to provide an opportunity to reflect upon and improve the Board’s policies, procedures, and structure.

Review by Nominating and Governance Committee
The results of the director self-evaluation questionnaires and interviews are compiled and anonymized, and then shared with the Nominating and Governance Committee, which reviews and discusses the evaluations and highlights key areas for further discussion, reflection, and improvement.

Presentation of Findings
The Nominating and Governance Committee presents its findings to the full Board for discussion and feedback. Based on these findings, the Board assesses the overall effectiveness of the Board and identifies possible areas for further consideration and improvement.

Feedback Incorporated
In response to feedback solicited from the Board, the Nominating and Governance Committee discusses areas of focus for improvement and works with management and the Board committees to develop appropriate action plans. Recent areas identified for continued consideration include reassessing board composition and desired attributes for new directors, enhancing the focus of materials presented to the Board and its Committees, and enhancing discussions on the Company’s strategy and the competitive landscape.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Policy on Director Qualifications and Nomination Process
The Board’s Nominating and Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the Nominating and Governance Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. It is the policy of the Nominating and Governance Committee to consider candidates recommended by shareholders in the same manner as other candidates. Candidates for the Board of Directors must be experienced, dedicated, and meet the highest standards of ethics and integrity. All directors represent the interests of all shareholders, not just the interests of any particular shareholder, shareholder group, or other constituency. The Nominating and Governance Committee periodically reviews with the Board the requisite skills and characteristics for new directors, taking into account the needs of Lazard and the composition of the Board as a whole. A majority of our directors must satisfy the independence requirements of both Lazard and the NYSE. Likewise, each member of the Audit Committee must be financially literate and at least one member must possess the requisite qualifications to satisfy the SEC’s definition of “audit committee financial expert.” Once a candidate is identified, the Nominating and Governance Committee will consider the candidate’s mix of skills and experience with businesses and other organizations of comparable size, as well as his or her reputation, background and time availability (in light of anticipated needs). The Nominating and Governance Committee also will consider the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors it deems appropriate.

① Candidate Recommendation

As part of its regular review and recommendation process, the Nominating and Governance Committee will consider candidates recommended by the Board, by management and by shareholders.

② Nominating and Governance Committee

The Nominating and Governance Committee evaluates candidates to ensure requisite experience, dedication, and integrity. The committee also considers the interplay of a candidate's experience with that of other Board members, the needs of the Company, as well as other factors it deems appropriate.

③ Board of Directors

After candidates are recommended by the Nominating and Governance Committee, the Board evaluates each candidate, taking into consideration the needs of the Board, including independence requirements.

④ Shareholders

Our Board is committed to nominating the best candidates for election by our shareholders, who have the opportunity to elect two candidates at the 2025 Annual Meeting of Shareholders.

The Company continuously seeks to bring fresh perspectives to the Board, demonstrated by the implementation of our term limit policy for independent directors and nominating three new independent directors over the last two years.

Shareholders wishing to recommend to the Nominating and Governance Committee a candidate for director at our 2026 Annual Meeting of Shareholders may do so by delivering in writing such candidate’s name, along with the other information required by our By-laws, to our Corporate Secretary at: Lazard, Inc., Office of the Corporate Secretary, 30 Rockefeller Plaza, New York, New York 10112 between January 8, 2026 and February 7, 2026.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Director Independence
Pursuant to the corporate governance listing standards of the NYSE, our Board has adopted standards for determining whether directors have material relationships with Lazard. The standards are set forth on Annex B to this Proxy Statement. Under these standards, a director employed by Lazard cannot be deemed to be an “independent director” and, consequently, Mr. Orszag is not an independent director of Lazard.
Our Board has determined that none of our other directors or director nominees has a material relationship with Lazard under the NYSE corporate governance listing standards and our Board’s standards for director independence and, accordingly, that each of our directors and director nominees (other than Mr. Orszag) is independent under the NYSE corporate governance listing standards and our Board’s standards.
Director Compensation for 2024
Non-Employee Director Compensation. Directors who are officers of the Company do not receive any fees for their services as directors. In 2024, our directors’ compensation program provided that each of our non-employee directors would receive:
•	an annual cash retainer of $126,000;
•	an annual award of deferred stock units (“DSUs”) with a grant date value of $154,000; and
•	annual retainers, payable 45% in cash and 55% in DSUs, in the amounts of:
○	$20,000 for the chair of each committee ($30,000 in the case of the Audit Committee);
○	$50,000 for the Lead Independent Director; and
○	$15,000 for non-chair members of each committee ($20,000 in the case of the Audit Committee).
Cash compensation is paid out on a quarterly basis (on or about the 15th of February, May, August, and November), and the DSUs described above, the number of which is determined based on the NYSE closing price of our common stock on the trading day immediately preceding the date of grant, are granted on an annual basis on or about June 1st of each year, except for initial prorated grants made to new directors upon their election or appointment to the Board, and to continuing directors upon their appointment to new Board Committees or positions.
Non-employee directors may elect to receive additional DSUs in lieu of some or all of their cash compensation pursuant to the Directors Fee Deferral Unit Plan. Such DSUs are granted on the same quarterly cash payment dates noted above, with the number of DSUs determined based on the NYSE closing price of our common stock on the trading day immediately preceding the date of grant.
All DSUs awarded under these arrangements are converted to shares of our common stock on a one-for-one basis and distributed to a director only after he or she ceases to be a member of the Board. Dividend equivalent payments are made in respect of DSUs, which are paid in cash at the same rate and time that dividends are paid on shares of our common stock.
The Nominating and Governance Committee regularly reviews our director compensation program.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

The table below sets forth the compensation paid to our non-employee directors during 2024.

Directors (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
Ann-Kristin Achleitner	$141,750	$173,271	$315,021
Andrew M. Alper(3)	$144,110	$176,006	$320,116
Stephen R. Howe Jr.	$115,406	$237,920	$353,326
Michelle Jarrard	$141,750	$173,271	$315,021
Iris Knobloch	$141,750	$173,271	$315,021
Jane L. Mendillo(3)	$141,847	$173,271	$315,118
Richard D. Parsons(3)(4)	$174,507	$206,259	$380,766
Dan Schulman	$115,781	$238,403	$354,184

(1)	Excludes Peter Harrison, who joined the Board in March 2025.
(2)
The value of the DSUs reported in the table above is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. See Note 16 of the Notes to the Consolidated Financial Statements contained in our 2024 Annual Report. The number of and grant date fair value of the DSUs granted on June 3, 2024 (based on the NYSE closing price of our common stock on the trading day immediately preceding the date of grant) were as follows: Dr. Achleitner, 4,307, valued at $173,271; Mr. Alper, 4,375, valued at $176,006; Mr. Howe, 4,444, valued at $178,782; Ms. Jarrard, 4,307, valued at $173,271; Ms. Knobloch, 4,307, valued at $173,271; Ms. Mendillo, 4,307, valued at $173,271; Mr. Parsons, 5,127, valued at $206,259; and Mr. Schulman, 4,444, valued at $178,782. The number of and grant date fair value of the DSUs granted on June 11, 2024 to each of Messrs. Howe and Schulman, both of whom joined the Board in February 2024 (based on the NYSE closing price of our common stock on the trading day immediately preceding June 3, 2024, the date of grant of the annual awards), were as follows: Mr. Howe, 1,470, valued at $59,138; and Mr. Schulman, 1,482, valued at $59,621. The total number of DSUs held by each of the non-employee directors as of December 31, 2024 was as follows: Dr. Achleitner, 19,267; Mr. Alper, 91,266; Mr. Howe, 5,914; Ms. Jarrard, 39,387; Ms. Knobloch, 34,158; Ms. Mendillo, 73,254; and Mr. Schulman, 5,926.

(3)
Each of Messrs. Alper and Parsons and Ms. Mendillo elected to defer all or a portion of their quarterly cash compensation into additional DSUs. The number and grant date fair value of such DSUs (based on the NYSE closing price of our common stock on the trading day immediately preceding the applicable grant dates) were as follows: Mr. Alper, 3,306, valued at $144,110; Ms. Mendillo, 3,254, valued at $141,847; and Mr. Parsons, 4,022, valued at $174,507. In accordance with SEC guidance, these amounts are reflected in the “Fees Earned or Paid in Cash” column, rather than in the “Stock Awards” column.

(4)	Mr. Parsons resigned from our Board on December 3, 2024.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Beneficial Owners of More Than 5% of Our Common Stock
As of March 10, 2025, the persons known by us, based on information reported in filings with the SEC, to be beneficial owners of more than 5% of our common stock were as follows:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned	Percentage of Voting Power(1)
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	10,525,508	9.33%	11.71%
FMR LLC(3) 245 Summer Street Boston, MA 02210	9,712,392	8.61%	10.80%
BlackRock, Inc.(4) 50 Hudson Yards New York, NY 10001	7,801,281	6.92%	8.68%

(1)
The voting power of our common stock is based on 112,766,091 shares of our common stock issued and outstanding as of January 31, 2025 less 22,866,869 shares of our common stock held by the Company’s subsidiaries as of January 31, 2025.

(2)	Shares of our common stock beneficially owned by The Vanguard Group are based on a Schedule 13G that was filed on February 13, 2024.
(3)	Shares of our common stock beneficially owned by FMR LLC are based on a Schedule 13G that was filed on February 9, 2024.
(4)	Shares of our common stock beneficially owned by BlackRock, Inc. are based on a Schedule 13G that was filed on November 8, 2024.

Proxy Summary	Governance	Executive Compensation	Audit Matters	Shareholder Proposals	General Information

Beneficial Ownership of Directors and Executive Officers
The following table shows the number of shares of our common stock that each director, each NEO, and all directors and executive officers as a group have reported as owning beneficially as of March 10, 2025 (including any equity awards which are scheduled to vest within 60 days of that date). To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The address for each listed person is c/o Lazard, Inc., 30 Rockefeller Plaza, New York, New York 10112.

Name of Beneficial Owner	Shares of Common Stock (assuming conversion of applicable equity awards) (1) (2)	Percentage of Common Stock Beneficially Owned	Percentage of Voting Power (3)
Kenneth M. Jacobs(4) (5)	1,216,651	1.08%	1.35%
Ann-Kristin Achleitner	19,267	*	*
Andrew M. Alper	91,266	*	*
Mary Ann Betsch	—	*	*
Peter Harrison	—	*	*
Stephen R. Howe Jr.	5,914	*	*
Michelle Jarrard	39,387	*	*
Iris Knobloch	34,158	*	*
Jane L. Mendillo	73,254	*	*
Peter R. Orszag(4)	376,809	*	*
Evan L. Russo(4) (6)	437,251	*	*
Alexandra Soto(7)	251,766	*	*
Dan Schulman	5,926	*	*
All directors and executive officers as a group (13 persons)	2,551,649	2.26%	2.84%

*	Less than 1% beneficially owned.
(1)
Performance-based restricted stock units (“PRSUs”), performance-based profits interest participation rights (“PRPUs” and, together with PRSUs, “PRUs”), restricted stock units (“RSUs”), and other equity incentive awards granted to our executive officers that vest more than 60 days after March 10, 2025 have not been included in the table above in accordance with SEC rules. For a discussion of equity awards that have been granted to our NEOs, see “Compensation of Executive Officers—Outstanding Equity Awards at 2024 Fiscal Year-End” below.

(2)
This column also includes shares of our common stock that are subject to issuance in the future with respect to the DSUs issued to our non-employee directors in the following aggregate amounts: Dr. Achleitner, 19,267 shares; Mr. Alper, 91,266 shares; Mr. Howe, 5,914 shares; Ms. Jarrard, 39,387 shares; Ms. Knobloch, 34,158 shares; Ms. Mendillo, 73,254 shares; and Mr. Schulman, 5,926 shares. These DSUs convert to shares of our common stock on a one-for-one basis only after a director resigns from, or otherwise ceases to be a member of, the Board. See “Director Compensation for 2024” above.

(3)	For purposes of this calculation, the voting power of our common stock excludes 22,866,869 shares held by the Company’s subsidiaries as of January 31, 2025.
(4)	Does not reflect sales of common stock made after March 10, 2025, as reported on Form 4s filed with the SEC on March 17, 2025, if applicable.
(5)
Includes (i) 204,279 shares of our common stock indirectly beneficially owned by Mr. Jacobs in trust, and (ii) 250,000 shares of our common stock indirectly beneficially owned by Mr. Jacobs in a limited liability company.

(6)	Includes 19,336 shares of our common stock indirectly beneficially owned by Mr. Russo in a limited liability company, which is beneficially owned by Mr. Russo directly and indirectly through a trust.
(7)	Does not reflect the net share settlement of awards that vested after March 10, 2025, as reported on Ms. Soto’s Form 4 filed with the SEC on March 17, 2025.

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EXECUTIVE COMPENSATION
ITEM 2
ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION
The Board actively oversees the Company’s executive compensation practices and recognizes the significant interest of shareholders in such matters. As a result of that commitment, and in accordance with the requirements of Section 14A of the Exchange Act, we provide our shareholders annually with an opportunity to cast an advisory vote regarding the compensation of our NEOs as disclosed in this Proxy Statement.
As further discussed under “Compensation Discussion and Analysis” below, the Company performed well in 2024 and delivered strong results as a result of close teamwork across the firm, our dedication to our clients, and improving business conditions throughout the year. We believe that our compensation philosophy and discipline, as implemented on a firm-wide basis by our NEOs during 2024, contributed to our strong performance.
Although the result of this advisory vote will not be binding on the Board, our Compensation Committee, which is comprised solely of independent directors, will carefully consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.
BOARD OF DIRECTORS’ RECOMMENDATION

The Board recommends that you vote FOR the following resolution:

RESOLVED, that the shareholders of the Company approve the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation philosophy, objectives and the elements of compensation paid to our NEOs and also explains the process by which our Compensation Committee makes executive compensation decisions. Our executive compensation program aims to motivate, reward and retain our management, support our strategic objectives and advance the long-term interests of our shareholders.
Our NEOs for 2024 are:
•	Peter R. Orszag, Chief Executive Officer;
•	Kenneth M. Jacobs, former Executive Chairman;
•	Mary Ann Betsch, Chief Financial Officer;
•	Evan L. Russo, Chief Executive Officer of Asset Management; and
•	Alexandra Soto, Chief Operating Officer.
2024 Business Strategy and Performance Highlights
We seek to invest in our business to drive profitable growth and we are continuing our focus on returning excess capital to shareholders. Our performance in 2024 is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2024 Annual Report. Our Compensation Committee focused on, among other things, the following selected consolidated financial information and Lazard 2030 goals in evaluating the performance of our NEOs and setting their performance-based compensation—that is, all compensation beyond their base salaries—for 2024.

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Selected Consolidated Financial Information
($ in millions, other than per share information and as otherwise noted)

	2024	2023
Adjusted Net Revenue(1)	$2,890	$ 2,440
% Growth (Decrease)	18%	(12)%
Adjusted Compensation and Benefits Expense(1)	$1,903	$1,703
% of Adjusted Net Revenue	65.9%	69.8%
Adjusted Non-Compensation Expense(1)	$575	$572
% of Adjusted Net Revenue	19.9%	23.4%
Adjusted Operating Income(1)	$411	$166
% Growth (Decrease)	148%	(72)%
Adjusted Operating Margin (based on Adjusted Operating Income)(2)	14.2%	6.8%
Return of Capital(3)	$303	$330
Net Income, as adjusted	$244	$75
% Growth (Decrease)	NM	(80)%
Per Share, diluted(4)	$2.34	$0.77
Ending Assets under Management ($ in billions)	$226	$247
% Growth (Decrease)	(8)%	14%
Total Shareholder Return (1-Year)(4)	55%	7%
Total Shareholder Return (3-Year CAGR)(4)	12%	(1)%

(1)
Adjusted net revenue, adjusted compensation and benefits expense, adjusted compensation ratio, adjusted non-compensation expense, adjusted non-compensation ratio and adjusted operating income are non-GAAP measures. For a description of how to calculate each non-GAAP measure and a reconciliation between each non-GAAP measure and the respective comparable GAAP financial measure, see Annex A to this Proxy Statement: Calculation of Non-GAAP Measures.

(2)	Adjusted operating margin is a non-GAAP measure and is defined as adjusted operating income divided by adjusted net revenue.
(3)
We calculate our return of capital during 2024 by reference to the following: (i) we paid $179 million to our shareholders in dividends; (ii) we repurchased $60 million of our common stock; and (iii) we satisfied employee tax obligations of $64 million in cash in lieu of share issuance upon vesting of equity grants. We use the same methodology to calculate our return of capital during applicable prior years.

(4)
We calculate Total Shareholder Return (“TSR”) for this purpose by measuring the closing price of our common stock as of December 31 of the final year of the measurement period against the closing price of our common stock as of December 31 of the year preceding the measurement period, plus the amount of dividends paid on our common stock during the measurement period (assuming the reinvestment of such dividends when they are paid).

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Selected 2024 Compensation Program Highlights
This section generally focuses on compensation awarded with respect to 2024 performance, which includes equity-based incentive awards granted in March 2025 and year-end annual cash incentive bonuses paid in February 2025.
Compensation decisions for our NEOs in 2024 reflect our continued commitment to prudent compensation practices throughout our organization and recognize the strong leadership of our NEOs in taking action to position the Company to achieve its Lazard 2030 goals. The Compensation Committee also aimed to make compensation decisions that would create direct alignment between our key leaders and our shareholders and would retain those leaders to continue to execute on our growth strategy.
Changes in our CEO’s awarded compensation from year to year align with changes in our adjusted net revenue, demonstrating that our compensation outcomes are linked to company performance. As used in the following chart, total core compensation refers to the base salary and incentive compensation awarded to the CEO for their performance in the applicable year.

Lazard CEO Compensation vs. Adjusted Net Revenue* ($mm)
Actual Compensation ($mm)
$20
$18
$16
$14
$12
$10
$8
$6
$4
$2
$0
Adjusted Net Revenue* ($mm)
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$10.0
$13.3
$9.3
$9.5
$15.0
2020
2021
2022
2023
2024
Total Core Comp
Adjusted Net Revenue*

*
Adjusted net revenue is a non-GAAP measure. For a description of how to calculate adjusted net revenue and a reconciliation between adjusted net revenue and the comparable GAAP financial measure, see Annex A to this Proxy Statement: Calculation of Non-GAAP Measures.

•
Performance-based compensation represented approximately 94% of 2024 total compensation (comprising salary, annual cash incentive bonuses and long-term equity-based incentive awards) for our CEO, Mr. Orszag, and an average of approximately 90% of 2024 total compensation for our other NEOs.

•
In 2024, approximately 75% or more of the incentive-based compensation for our NEOs was in equity-based awards in the form of profits interest participation rights (“PIPRs”) (or, in the case of Ms. Soto, RSUs), creating direct alignment between our NEOs’ compensation and the performance of our Company and supporting retention through multi-year service requirements. We delivered the remainder of performance-based incentive compensation awarded in 2024 in the form of annual cash incentive bonuses.

2024 Shareholder Feedback
We continue to solicit feedback from shareholders and other parties to keep informed of current and evolving viewpoints. In response to such feedback, our Compensation Committee has continued to assess and enhance our compensation programs as discussed under “Shareholder Feedback on Executive Compensation.”

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Our Compensation Philosophy and Objectives
We Align Compensation with Long-Term Shareholder Interests
•
We grant a substantial portion of compensation in the form of at-risk, forward-looking, long-term incentive awards, including those subject to performance-based vesting criteria and multi-year vesting periods, thereby helping to retain our executives and giving shareholders the stability of highly productive, experienced management who help to advance our strong firm culture.

•	The value of equity-based awards fluctuates based on our ability to achieve growth and deliver operating performance that produces value for our shareholders.
We Pay for Performance
•
A substantial majority of the compensation we pay to each of our NEOs is based on performance, which has helped us successfully retain and motivate our executives. Base salary is the only fixed portion of our compensation program.

We Recruit and Retain Top Talent
•
We seek professionals who have strong client relationships, valuable industry expertise and demonstrated management skills and who understand our culture and the needs of our business. Our Compensation Committee is committed to awarding to our NEOs compensation that is commensurate with their market value and competitive with our industry peers.

•
We strive to create a culture that fosters commercial and collegial behavior. Our policies and procedures reflect our commitment to equal pay for equal work and ensuring a safe, inclusive workplace, both of which are crucial to our business success.

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Executive Compensation Practices

What We Do	What We Do Not Do

✔
Engage in Significant Shareholder Outreach
✔
Apply Multi-Year Vesting to Equity Awards
✔
Aim to Offset Most or All Equity Award Dilution over the Long Term
✔
Mitigate Undue Risk
✔
Employ Robust Stock Ownership Guidelines
✔
Employ Clawback and Anti-Hedging Policies
✔
Utilize Independent Compensation Consultant
✘ Single-Trigger Vesting ✘ Excise Tax Gross-Ups Upon Change in Control ✘ Enhanced Change in Control Severance ✘ Guaranteed Bonuses ✘ Hedging Transactions or Short Sales

Compensation Program Design
The key elements of our compensation program consist of base salaries and performance-based incentive compensation. We also have retention agreements with our NEOs that include severance protections. The following is a description of our compensation elements and the purposes each is designed to support:
Overview of Our 2024 NEO Compensation Program Design
Element	Purpose	Description

Base Salary	Provide a predictable and competitive level of income relative to comparable positions at other companies	• Represents a fixed and limited percentage of 2024 total compensation

Performance-based Incentive Compensation
Motivate NEOs to achieve strong financial performance and other strategic and operational goals

Equity-based incentive awards aligns our NEOs with our shareholders by motivating long-term performance and retention

•
Delivered through a combination of annual cash bonuses and equity-based incentive awards
•
Annual cash incentive bonuses represent a minority of each NEO’s incentive compensation, approximately 28% for our CEO and an average of approximately 25% for our other NEOs
•
Equity-based incentive awards are delivered in the form of either PIPRs or RSUs, which are earned based on continued service over a three-year vesting period

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Compensation Program Design—Base Salary
Base salaries are intended to reflect the experience, skill, and knowledge of our NEOs in their particular roles and responsibilities.
Compensation Program Design—Performance-Based Incentive Compensation
All compensation opportunity is based on a rigorous assessment of a combination of Company, business segment (in the case of the CEO of Asset Management), and individual performance. Performance-based awards are tailored to appropriately incentivize our NEOs and to account for the highly competitive market for executive talent. Incentives are delivered in a mix of cash and long-term incentives delivered in the form of equity awards that are subject to multi-year service vesting, which enhances the ongoing alignment between our NEOs and shareholders, supports retention of our NEOs, and aligns with competitive market practice in our industry.
Annual Cash Incentive Bonuses
Year-end annual cash incentive bonuses are paid in a lump sum shortly following the applicable year.
Long-term Equity-based Incentive Awards
Long-term incentives consist of PIPRs or RSUs. PIPRs are equity incentive awards that, subject to certain conditions, may be exchanged for shares of our common stock to the extent that both (i) the service-based vesting conditions and (ii) the Minimum Value Condition, which requires certain economic appreciation in the assets of Lazard Group to satisfy partnership tax rules before the fifth anniversary of the grant date, is achieved. If both conditions are not satisfied, the PIPRs will be forfeited. In early 2025 and 2024, our NEOs received long-term incentive compensation awards in respect of 2024 and 2023 compensation, respectively, in the form of PIPRs or RSUs.
Stock Price PRPUs—Retention through 2030 and Alignment with the Lazard 2030 Strategic Plan
The Stock Price PRPUs are designed to incentivize the Company’s key executives to drive long-term growth consistent with the Lazard 2030 Strategic Plan. As described below, the Stock Price PRPUs include rigorous stock price hurdles and multi-year continued service periods extending to 2030 that both must be achieved for the awards to vest. If either requirement is not satisfied – i.e., if the stock price does not appreciate sufficiently or if the executive departs the firm before the applicable grant date anniversary – the awards will be forfeited. We believe that the design of these awards directly aligns the interests of the Company’s top executives with the Lazard 2030 Strategic Plan and the interests of our shareholders. The Compensation Committee has no plans to grant additional Stock Price PRPUs (or other special one-time awards) to NEOs; but, in any event, does not intend to do so prior to 2030.
As background, in 2023, the Compensation Committee met several times to evaluate various alternative long-term incentive compensation programs. The Compensation Committee assessed the historical PRPU program in detail. Under that program, which applied to awards granted in early 2022 and 2021, the number of shares of common stock that our NEOs receive upon vesting of a PRPU is calculated by reference to certain performance-based and market-based metrics that relate to our performance over a three-year period. While the PRPU program was effective in motivating the achievement of specific financial performance objectives, the Compensation Committee decided to simplify the long-term incentive compensation program and focus on stock price growth while also maintaining appropriate incentives to ensure the executive’s retention and continued dedication to the Company consistent with the Lazard 2030 Strategic Plan. As such, in mid-2023, the Compensation Committee approved the Stock Price PRPUs, one-time special awards of Stock PRPUs for Messrs. Orszag and Russo that vest upon achievement of certain stock price milestones. Vesting is also subject to the executive’s continued service with the Company through the applicable anniversary of the grant date, thereby incentivizing the executive’s long-term performance and retention with the Company during the time horizon of the Lazard 2030 Strategic Plan.

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The Stock Price PRPUs vest in three tranches based on both the executive’s continued service through the applicable grant date anniversary and achieving the stock price milestones as follows:
•	20% vests if the Company’s stock price appreciates to $43.10 by August 2026 (representing a 25% increase above the grant date stock price);
•	40% vests if the Company’s stock price appreciates to $51.72 by August 2028 (representing a 50% increase above grant date stock price); and
•	the remainder vests if the Company’s stock price appreciates to $68.96 by August 2030 (representing a 100% increase above the grant date stock price).
For a tranche to vest, the applicable stock price milestone must be sustained for any 30 consecutive trading day period, which is approximately six calendar weeks, prior to the applicable anniversary of the grant date. If the vesting conditions applicable to a tranche are not achieved during the applicable timeframe, all Stock Price PRPUs in that tranche are forfeited.
In 2024, the stock price milestones were achieved on the first two tranches. However, each tranche remains subject to the service-based vesting condition described above, requiring the executive’s continued service through August 2026 and 2028, respectively, in order to earn the tranche.
2024 Compensation for Each of Our NEOs—Compensation Process
The Compensation Committee generally makes decisions regarding NEO incentive compensation in the first quarter of each year, which are based on performance of the Company and individual NEOs in the prior fiscal year. The Compensation Committee engages in a comprehensive discussion of goals and objectives for each NEO at the beginning of the year to establish clear metrics to evaluate performance. The Committee assesses progress against these goals and objectives throughout the year.
Our Compensation Committee Utilizes a Structured Decision-Making Process
Our Compensation Committee reviews compensation programs for consistency and alignment with our financial and strategic goals, and has full authority to determine and approve the compensation of our CEO, Mr. Orszag, and our other NEOs. The Compensation Committee determines the total compensation package to be awarded to Mr. Orszag and Mr. Orszag makes recommendations to the Compensation Committee as to the total compensation package to be awarded to our other NEOs. Mr. Orszag does not participate in sessions of the Compensation Committee at which his own compensation is determined; however, he does participate in sessions at which the compensation of the other NEOs is discussed.
Our Compensation Committee Considers a Variety of Available Information
Business Performance; Achievement of Financial Metrics and Lazard 2030 Strategic Plan Goals. In evaluating the total compensation packages awarded to our NEOs, the Compensation Committee considered the Company’s results and progress during 2024 regarding key strategic metrics and financial goals, including the factors described under “2024 Business Strategy and Performance Highlights” above, awarded compensation and cost savings, each NEO’s individual contributions to the Company, and the Company’s progress towards achieving the Lazard 2030 Strategic Plan. The Compensation Committee’s assessment of the Company’s results and progress during 2024 includes consideration of the overall performance during the year of the Company’s Financial Advisory and Asset Management businesses.
Tally Sheets. The Compensation Committee reviewed a comprehensive tally sheet of all elements of each NEO’s compensation, including cash and non-cash compensation for the past three fiscal years, the value of benefits and other perquisites paid to our NEOs, and potential amounts to be delivered under post-employment scenarios.
Competitive Compensation Considerations. The competition to attract and retain high-performing executives and professionals in the financial services industry remains intense, and the amount and composition of total compensation paid to our executives must be considered in light of the overall market.

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Peer Group Data. For our NEOs, the Compensation Committee reviewed an analysis prepared by CAP, the Committee’s independent consultant, regarding compensation levels for 2023 (the most recent year for which comprehensive data for our peers was available), and indicative trends for 2024. CAP reviewed year-end compensation levels for comparable positions at the following financial services firms:

•
Affiliated Managers Group Inc.
•
AllianceBernstein Holding L.P.
•
Artisan Partners Asset Management, Inc.
•
Blackstone Group LP
•
Evercore Partners Inc.
•
Franklin Resources, Inc.
•
Houlihan Lokey Inc.
•
Invesco Ltd
• Janus Henderson Group PLC • Jefferies Financial Group Inc. • Moelis & Co. • Raymond James Financial, Inc. • Piper Sandler Companies • PJT Partners Inc. • Stifel Financial Corp. • T. Rowe Price Group Inc.

We chose this peer group, which is unchanged from 2023, because we compete in the same marketplace with these companies, among other, larger financial services firms and private companies, including hedge funds and private equity funds, for highly qualified and talented financial service professionals. Though none of these firms serve as comparators for both of Lazard’s businesses, CAP believes this peer group is appropriate in terms of size and represents a reasonable mix of firms in each of Lazard’s businesses.
Due to limited standalone public company comparators, the analysis that CAP prepared for the Compensation Committee in 2024 continued to include subsidiary businesses of larger financial services firms that are similar to Lazard in terms of complexity to provide a more complete picture of the competitive market for our NEOs. The Compensation Committee also reviewed data, including compensation expense and revenue changes, with respect to certain other companies with which we compete for financial service professionals, but that substantially exceed our market capitalization; however, this review was for informational purposes only and these companies served only as reference points to provide a broader perspective on competitive pay levels and practices.
CAP’s analysis compared the total direct compensation for our NEOs, which was calculated with respect to 2024 base salary and annual cash incentive bonuses, PIPRs and RSUs, to the total direct compensation for the appropriate NEOs in the peer group described above, or an appropriate subset of that peer group, calculated based on compensation levels for 2023 (as reported in 2024).
CAP constructed a compensation reference range for each individual NEO based on the peer group data (or subset thereof). Although the Compensation Committee considered the level of compensation paid by the firms in the peer group in connection with its compensation decisions, the Committee did not target compensation at a particular level relative to the peer group (or relevant subset thereof). This information was only one of several data points that the Committee considered.
See “Awarded Compensation Table” below for a table describing the compensation paid to each of our NEOs for 2024, presented in the manner that it was considered by the Compensation Committee (which was similar to the methodology used by CAP in calculating total direct compensation paid by the firms in the comparator group).
2024 Compensation for Each of Our NEOs—Compensation Decisions
2024 Base Salaries. During 2024, we had retention agreements with each of our NEOs that establish their respective minimum annual base salaries, as described further below in “Compensation of Executive Officers—Grants of Plan Based Awards—Individual Agreements with Our NEOs” below. The base salaries for our NEOs were negotiated and were meant to ensure that the Company would have the services of each of the NEOs during the term of their respective individual agreements. In 2024, the base salary paid to our CEO was $900,000 and to each other NEO was $750,000.
2024 Performance-based Incentive Compensation. The Compensation Committee considered the Company’s strong results in 2024 and successful execution of our long-term growth strategy. The Company had adjusted net revenue of $2,890 million in 2024, 18% higher than adjusted net revenue in 2023, adjusted net income of $244 million and adjusted earnings per share, diluted, of $2.34, significantly higher than, respectively, adjusted net income of $75 million and adjusted earnings per share, diluted, of $0.77 in 2023. The Company also returned $303 million of capital to its shareholders in 2024, including $179 million in dividends, $60 million in share repurchases to offset dilution as a result of deferred year-end equity

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incentive compensation, and $64 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants. As highlighted in the “Awarded Compensation Table” below, the Compensation Committee’s determinations with respect to 2024 performance-based incentive compensation took into account, as applicable, the performance of the Financial Advisory and Asset Management businesses.
2024 Individual Performance Considerations for Peter R. Orszag, Chief Executive Officer
In evaluating Mr. Orszag’s compensation, the Compensation Committee highlighted his successful first full year as CEO. The Committee noted the Company’s strong financial results (especially with respect to the Financial Advisory business), the considerable progress towards achieving the goals of the Lazard 2030 Strategic Plan, and the significant value delivered for shareholders (including a 55% TSR for 2024). The Compensation Committee also considered the reference range described above based on the peer group data (or subset thereof), which for Mr. Orszag was $12.0 million to $18.0 million.
In addition, the Compensation Committee considered Mr. Orszag’s individual contributions in determining his total compensation in 2024, including his efforts to:
•	set a clear overall strategic direction of the Company with a focus on growth;
•	cultivate a commercial and collegial culture to increase productivity;
•	recruit and retain key professionals across the entire Company;
•	emphasize cost discipline and make significant progress toward achieving the Company’s margin targets;
•	enhance communication to key investors, including highlighting the Company’s strategic objectives and accomplishments;
•	develop and deepen key client relationships and activities in support of the Financial Advisory business;
•	support the leadership of the Asset Management business in refining and focusing the business plan; and
•	recruit new members of the Company’s Board of Directors.
2024 Total Incentive Compensation for Peter R. Orszag, Chief Executive Officer
The Compensation Committee approved an incentive compensation award for Mr. Orszag of $14.1 million, comprised of PIPRs valued at approximately $10.2 million and an annual cash incentive bonus of approximately $3.9 million. As a result, performance-based compensation awarded to Mr. Orszag constituted approximately 94% of his total compensation for 2024. This resulted in total compensation of $15 million, which is at the midpoint of the CEO market reference range.

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The following chart shows Mr. Orszag’s mix of fixed versus performance-based compensation for 2024.

By linking 68% of Mr. Orszag’s total compensation for 2024 directly to the future performance of our business through PIPRs, the substantial majority of Mr. Orszag’s compensation for 2024 will fluctuate based on our ability to achieve growth and produce value for our shareholders over the next three years. In addition, the majority of Mr. Orszag’s 2024 performance-based incentive compensation provides a strong retention incentive — because the PIPRs require him to remain employed through March 15, 2028, subject to certain limited exceptions, including retirement — which the Compensation Committee considers imperative in driving company-wide performance and increasing value to shareholders.
Through the combination of base salary, annual cash incentive bonus and PIPRs awarded to Mr. Orszag for 2024, the Compensation Committee believes it has achieved an appropriate balance between paying for current performance and incentivizing Mr. Orszag to remain focused on the Company’s long-term performance and continued growth. These objectives are further enhanced by the grant of Stock Price PRPUs discussed above, the vesting and performance conditions of which align with shareholder interests, growth initiatives, and retention over a multi-year time horizon extending to 2030.
2024 Individual Performance Considerations and Total Incentive Compensation for Other NEOs
The Compensation Committee considered the contributions as a senior member of the Company’s management team and strategic advisor to the CEO and Board for our other NEOs. Additionally, the following table sets forth the 2024 individual performance considerations and the total incentive compensation approved by the Compensation Committee for our other NEOs.

Name of Executive (Position)	Individual Performance Considerations	2024 Total Incentive Compensation
Kenneth M. Jacobs (former Executive Chairman)
•
Leadership on important individual Financial Advisory transactions
•
Implementation of the Company’s leadership succession plan
•
Strategic advisor to the CEO and Board on business and governance issues
Approximately $10.25 million, consisting of $7.48 million in the form of PIPRs (68% of total compensation) and $2.77 million in the form of an annual cash incentive bonus (25% of total compensation)
Mary Ann Betsch (Chief Financial Officer)
•
Improved performance and efficiency of global corporate finance, accounting, and tax operations
•
Drove cost discipline throughout the Company, including significant progress toward achieving margin targets
Approximately $3.5 million, consisting of $2.675 million in the form of PIPRs (63% of total compensation) and $825 thousand in the form of an annual cash incentive bonus (19% of total compensation)
Evan L. Russo (Chief Executive Officer of Asset Management)
•
Leadership of the Asset Management business, including implementation of operational improvements and strategic plan
•
Navigated a challenging market environment while continuing to deliver a durable source of revenue to the Company
Approximately $6.25 million, consisting of $4.76 million in the form of PIPRs (68% of total compensation) and $1.49 million in the form of an annual cash incentive bonus (21% of total compensation)

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Name of Executive (Position)	Individual Performance Considerations	2024 Total Incentive Compensation
Alexandra Soto (Chief Operating Officer)
•
Efforts to increase operating leverage by simplifying and streamlining processes
•
Execution of strategic initiatives, including accelerating the development and utilization of GenAI tools
•
Efforts to continue to build and strengthen a commercial and collegial culture
•
Important contributions to Financial Advisory transactions
Approximately $7 million, consisting of $5.27 million in the form of RSUs (68% of total compensation) and $1.73 million in the form of an annual cash incentive bonus (22% of total compensation)

Awarded Compensation
The following table (the “Awarded Compensation Table”) shows the base salary and incentive compensation awarded to our NEOs for their performance in 2024 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table for 2024 in the following respects:
•
by showing the notional value of PIPRs and the grant date fair value of RSUs granted in March 2025, as applicable, which related, in each case, to 2024 performance but are not reflected in the Summary Compensation Table for 2024 because they were granted after the end of our 2024 fiscal year;

•
by excluding the grant date fair value, as determined for accounting purposes, of PIPRs and RSUs granted in 2024 that related to 2023 performance, which, in each case, are included in the Summary Compensation Table for 2024 because they were granted after the end of our 2023 fiscal year;

•	by excluding the one-time Stock Price PRPUs that were granted in 2023 in respect of special long-term stock-price milestones to be achieved in future years;
•	by excluding the values reported in the “Change in Pension Value” and “All Other Compensation” columns, because they are not tied to the applicable NEO’s performance for the applicable year; and
•
by excluding special retention awards made to Mr. Orszag, which were not the result of the Compensation Committee’s evaluation of his performance for the applicable years set forth in the table below, but were awarded to Mr. Orszag for his contributions for prior years. For a description of the terms of such retention awards, see “Individual Agreements” below.

A similar methodology has been applied to reflect 2023 and 2022 compensation for each of our NEOs who served as an executive officer of the Company in respect of such year, which is included in order to provide a basis for comparison. For these prior years, the value of PIPRs, RSUs, PRUs and Lazard Fund Interests (“LFIs”) is also reflected based on the fiscal year to which they relate rather than the fiscal year in which they were granted, and based on notional value rather than on the grant date fair value as determined for accounting purposes.

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Awarded Compensation Table

			Incentive Awards
Executive	Year	Salary	Annual Cash Incentive	Equity Awards	Total Compensation
Peter R. Orszag	2024	$ 900,000	$ 3,900,000	$ 10,200,000	$15,000,000
	2023	$787,500	$2,157,500	$6,555,000	$9,500,000
	2022	$750,000	—	$5,250,000	$6,000,000
Kenneth M. Jacobs	2024	$750,000	$2,770,000	$7,480,000	$11,000,000
	2023	$862,500	$1,865,500	$6,072,000	$8,800,000
	2022	$900,000	—	$8,350,000	$9,250,000
Mary Ann Betsch	2024	$750,000	$825,000	$2,675,000	$4,250,000
	2023	$750,000	$750,000	$2,250,000	$3,750,000
	2022	$187,500	$850,000	$1,150,000	$2,187,500
Evan L. Russo	2024	$750,000	$1,490,000	$4,760,000	$7,000,000
	2023	$750,000	$2,040,000	$6,210,000	$9,000,000
	2022	$750,000	—	$7,550,000	$8,300,000
Alexandra Soto	2024	$750,000	$1,730,000	$5,270,000	$7,750,000
	2023	$750,000	$800,000	$3,450,000	$5,000,000

Payout of Performance Awards Awarded with Respect to 2021 Performance
In early 2023 and 2022, the individuals who served as our NEOs throughout the relevant fiscal year received long-term incentive compensation awards in respect of 2022 and 2021 performance in the form of PRUs. All shares of our common stock subject to PRUs granted in 2023 and 2022 in respect of 2022 and 2021 compensation remain subject to full risk of forfeiture until the end of the three-year performance period regardless of the achievement of interim results, further aligning the interests of our NEOs with those of our shareholders. See “Stock Price PRPUs—Retention through 2030 and Alignment with the Lazard 2030 Strategic Plan” above for further details on these historical awards.
In early 2025, the Compensation Committee evaluated the Company’s performance with respect to the applicable three-year performance periods to which the PRUs awarded in 2022 in respect of 2021 compensation were subject. The Compensation Committee determined by formula that the underlying performance conditions had been satisfied and achieved an aggregate score of 1.78x and, accordingly, the corresponding number of shares of our common stock subject to such awards was no longer subject to such performance goals.
Other Elements of the Compensation Program
The Company also provides NEOs with limited additional benefits as generally described below. These additional benefits are not intended to comprise a significant portion of the aggregate compensation of our NEOs.
Retirement Benefits. During 2024, our U.S.-based NEOs were eligible to participate in the Company’s 401(k) tax-qualified defined contribution plan, pursuant to which employees may contribute eligible compensation up to the limits imposed by the Internal Revenue Service. In 2024, Lazard made matching contributions on the NEOs’ personal contributions to the Company’s 401(k) plan on the same basis that it does for all U.S. employees (up to a maximum of $13,800). Ms. Soto was eligible to participate in the Company’s defined contribution pension scheme for employees in the United Kingdom, pursuant to which the Company made matching contributions on the same basis as for other UK employees.
Other Benefits. In 2024, each of our NEOs received certain benefits that are considered to be “perquisites” for purposes of the SEC rules regarding executive compensation disclosure. These additional benefits, which for 2024 included the payment by the Company of supplemental health benefits to each of Messrs. Orszag and Jacobs, certain tax preparation services (which benefit is available to all U.S. managing directors and UK managing directors) and access to an executive dining room that is available to certain of our managing directors in the New York City area, did not represent a significant portion of the NEOs’ compensation for 2024.
Other Practices, Policies and Guidelines Stock Ownership Guidelines. We have stock ownership guidelines for our NEOs, which require our CEO and the other NEOs to own shares of our common stock (including restricted stock) or unvested time-based equity awards that could be settled in shares (including restricted stock units and PIPRs), equal to, in the case of our CEO, six times his base salary, and in the case of each other NEO, three times such NEO’s base salary. Each NEO has five years from the date that the guidelines began to apply to such NEO to attain the required ownership levels. We do not

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count unearned performance awards towards the achievement of the guidelines. Once an NEO reaches the requisite ownership guideline amount, such NEO will be deemed in compliance, notwithstanding subsequent stock price fluctuations. All of our NEOs currently exceed, or are on track to exceed, the required ownership levels.
Compensation Clawback Policy. We have a compensation clawback policy for our executive officers. Pursuant to our current clawback policy, if our Board determines that any bonus, incentive payment, equity award or other compensation awarded to or received by an executive officer was based on any financial results or operating metrics that were achieved as a result of that executive officer’s intentional fraudulent or illegal conduct, we will seek to recover from the executive officer such compensation (in whole or in part) as the Board of Directors deems appropriate under the circumstances and as permitted by law. Additionally, in accordance with the clawback provisions of the Dodd-Frank Act and the corresponding listing standards, we adopted an additional clawback policy that requires us to recover certain erroneously awarded incentive-based compensation received by current or former executive officers.
Anti-Hedging Policy. We have an anti-hedging policy that prohibits our employees (including our executive officers), our directors and their respective designees from short-selling Company securities or entering into a transaction involving a put, call or other derivative or hedge on Company securities, in each case without the prior approval of our General Counsel; provided that our General Counsel may not give such approval to our executive officers and directors.
Insider Trading Policy. We have adopted an insider trading policy governing the purchase, sale and/or other disposition of our securities by our directors, officers and employees, and other covered persons, as well as the Company itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards. A copy of our insider trading policy is filed as an exhibit to our 2024 Annual Report as filed with the SEC on February 24, 2025.
Practices Related to the Grant of Certain Equity Awards. In response to Item 402(x)(1) of Regulation S-K, the Company does not currently grant stock options, stock appreciation rights or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of the grant of such options or option-like instruments relative to the Company’s disclosure of material nonpublic information. Should the Company determine to make grants of options or option-like instruments, the Board will evaluate the appropriate steps to take in relation to the foregoing.
Risks Related to Compensation Policies
In keeping with our risk management framework, we consider risks not only in the abstract, but also risks that might hinder the achievement of a particular objective. We have identified two primary risks relating to compensation: (1) that compensation will be insufficient to retain talented individuals; and (2) that compensation strategies might result in unintended incentives. To combat the first risk, we believe both the levels of compensation, which are reviewed against comparative compensation data, and the long-term vesting periods of the PIPRs, RSUs, PRPUs, PRSUs, LFIs and similar awards have had the effect of aiding our retention of our NEOs and other key employees. With respect to the second risk, the Company-wide year-end discretionary compensation program is designed to reflect the performance of the Company, the performance of the business in which the employee works and the performance of the individual employee, and is designed to discourage excessive risk-taking through long-term vesting periods and, with respect to outstanding PRUs, our relative TSR modifier, and with respect to outstanding Stock Price PRPUs, the stock price milestones, each establish another direct link between shareholder returns and NEO compensation. These criteria provide our employees additional incentives to prudently manage the wide range of risks inherent in the Company’s business, while remaining sensitive to long-term risk outcomes, as the value of their awards is linked to overall performance of the Company (or specified investment portfolios) or the price of our common stock.
Based on the foregoing, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.
Certain Tax Considerations
PIPRs, PRPUs and Stock Price PRPUs are designed to qualify as “profits interests” for U.S. federal income tax purposes and are intended to offer recipients a long-term incentive compensation award comparable to PRSUs or RSUs, as applicable, while allowing them potentially more favorable income tax treatment in return for incurring additional risk. Neither the grant nor vesting of PIPRs, PRPUs or Stock Price PRPUs will be deductible by the Company as compensation expense for tax purposes. Even if such a compensation deduction were available to the Company, the Company may not, in any event, be able to promptly use the deduction. It is anticipated, however, that the future exchange of vested PIPRs, PRPUs and Stock Price PRPUs for shares of our common stock will increase the amortizable tax basis of certain assets of Lazard Group and its subsidiaries. These increases in tax basis may reduce the amount of tax that the Company’s subsidiaries would otherwise be

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required to pay in the future. In addition, if the Internal Revenue Service were to successfully challenge the tax characterization of PIPRs, PRPUs or Stock Price PRPUs as profits interests, the holder would be responsible for the incremental taxes, and the Company would indemnify the holder against any taxes pursuant to Section 409A of the Internal Revenue Code.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Andrew M. Alper (Chair), Michelle Jarrard, Iris Knobloch, and Dan Schulman

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2024 Summary Compensation Table
The following table contains information with respect to the compensation payable to our NEOs in the manner required by SEC rules. We believe that the presentation of this information in the Awarded Compensation Table under “Compensation Discussion and Analysis—2024 Compensation for Each of Our NEOs—Compensation Process” above is more reflective of the way in which the Compensation Committee views 2024 compensation:

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards			Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
				Annual Grants (2)	Special Grants (3)	Total (4)
Peter R. Orszag Chief Executive Officer	2024	$ 900,000	$ 3,900,000	$ 6,435,562	—	$ 6,435,562	—	$ 160,194	$ 11,395,756
	2023	$787,500	$ 4,157,500	$4,971,938	$20,827,500	$25,799,438	—	$90,403	$30,834,841
	2022	$750,000	$1,250,000	$5,151,441	$2,500,000	$7,651,441	—	$75,574	$9,727,015
Kenneth M. Jacobs former Executive Chairman	2024	$750,000	$2,770,000	$5,961,367	—	$5,961,367	—	$227,590	$9,708,957
	2023	$862,500	$1,865,500	$7,907,734	—	$7,907,734	$2,314	$245,138	$10,883,187
	2022	$900,000	—	$9,750,997	—	$9,750,997	—	$237,563	$10,888,560
Mary Ann Betsch Chief Financial Officer	2024	$750,000	$825,000	$2,209,018	—	$2,209,018	—	$36,987	$3,821,005
	2023	$750,000	$750,000	$1,089,090	—	$1,089,090	—	$64,462	$2,653,552
	2022	$187,500	$1,100,000	—	—	—	—	$5,110	$1,292,610
Evan L. Russo Chief Executive Officer of Lazard Asset Management	2024	$750,000	$1,490,000	$6,096,846	—	$6,096,846	—	$186,858	$8,523,704
	2023	$750,000	$2,040,000	$7,150,119	$15,062,000	$22,212,119	—	$136,069	$25,138,188
	2022	$750,000	—	$5,077,879	—	$5,077,879	—	$118,161	$5,946,040
Alexandra Soto Chief Operating Officer	2024	$750,000	$1,730,000	$3,413,282	—	$3,413,282	—	$52,342	$5,945,624
	2023	$750,000	$800,000	$3,995,793	—	$3,995,793	—	$91,199	$5,636,992

(1)
For 2024, includes a year-end annual cash incentive bonus. For 2023, includes a year-end annual cash incentive bonus, which is subject to potential repayment in full in connection with a termination of employment for “cause” or resignation without “good reason” on or prior to March 1, 2027, subject to certain exceptions. For Mr. Orszag, for 2023 and 2022, includes special cash retention awards of $2,000,000 and $1,250,000, respectively, that were payable contingent upon Mr. Orszag’s continued employment until the relevant payment date. For Ms. Betsch, for 2022, includes an award of $250,000 that was granted as a sign-on bonus in connection with her commencement of employment.

(2)
For 2024, represents the grant date fair value of PIPRs and RSUs that relate to the prior year’s performance. For 2023, represents the grant date fair value of PIPRs, RSUs and LFIs that relate to the prior year’s performance. For 2022, represents the grant date fair value of PRUs granted that relate to the prior year’s performance, and, in the case of Ms. Soto, includes a grant of LFIs made in respect of her services in 2022, during which time she did not serve as the Company’s Chief Operating Officer. Ms. Betsch commenced service during 2022 and did not receive a grant of equity awards. See Note 16 of Notes to the Consolidated Financial Statements contained in our 2024 Annual Report for a discussion of the assumptions used in the valuation of the PIPRs, RSUs, Stock Price PRPUs, PRUs and LFIs.

(3)
For 2023, represents for Messrs. Orszag and Russo, the grant date fair value of the Stock Price PRPUs as well as, for Mr. Orszag, a special grant of RSUs with a grant date fair value of $2,000,000. For 2022, represents for Mr. Orszag a special RSU grant with a grant date fair value of $2,500,000.

(4)	Reflects the total of the previous two columns (Annual Grants and Special Grants).
(5)	Represents the aggregate change in actuarial present value of the accumulated benefits of Mr. Jacobs in 2023 under the Lazard Frères & Co. LLC Employees’ Pension Plan.
(6)	For 2024, the items comprising “All Other Compensation” represent:

	Life and Long- term Disability Insurance Premiums	Matching Contributions to 401(k) Plan	Payment in Lieu of Pension	Interest Accrued on Capital Accounts in Lazard Group	Other Benefits(a)	Total
Peter R. Orszag	$2,914	$13,800	—	$106,826	$36,654	$160,194
Kenneth M. Jacobs	$2,914	$13,800	—	$169,501	$41,375	$227,590
Mary Ann Betsch	$2,914	$13,800	—	$3,585	$16,688	$36,987
Evan L. Russo	$2,914	$13,800	—	$150,635	$19,509	$186,858
Alexandra Soto	$2,876	—	$47,327	—	$2,139	$52,342

(a)
Amount reported consists of: (1) for Mr. Orszag, $11,654 for tax preparation services, $8,500 for access to an executive dining room, and $16,500 for supplemental private medical coverage provided by the Company; (2) for Mr. Jacobs, $13,965 for tax preparation services, $8,500 for access to an executive dining room, and $18,910 for supplemental private medical coverage provided by the Company; (3) for Ms. Betsch, $8,188 for tax preparation services and $8,500 for access to an executive dining room; (4) for Mr. Russo, $19,509 for tax preparation services, and (5) for Ms. Soto, $2,139 for tax preparation services.

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2024 Grants of Plan Based Awards Table
The following table provides information about awards granted to each of our NEOs during fiscal year 2024 in respect of 2023 performance.

Named Executive Officer	Grant Date	Estimated Future Payouts under Equity Incentive Plan Awards		All Other Stock Awards
		Target Number	Grant Date Fair Value of PIPRs (1)	Number of RSUs	Grant Date Fair Value of RSUs (1)
Peter R. Orszag	March 12, 2024	168,206	$6,435,562	—	—
Kenneth M. Jacobs	March 12, 2024	155,812	$5,961,367	—	—
Mary Ann Betsch	March 12, 2024	57,737	$2,209,018	—	—
Evan L. Russo	March 12, 2024	159,353	$6,096,846	—	—
Alexandra Soto	February 8, 2024	—	—	87,408	$3,413,282

(1)	Amounts represent the grant date fair value of awards made in 2024, as computed in accordance with FASB ASC Topic 718, as set forth in footnote (2) to the “Summary Compensation Table” above.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
The PIPRs and RSUs included in the table above are subject to service-based conditions and represent a contingent right to receive a number of shares of our common stock. Assuming satisfaction of the applicable vesting criteria, the PIPRs or RSUs granted on March 12, 2024 and February 8, 2024 will vest on or around March 12, 2027 and March 1, 2027, respectively. Vesting of the PIPRs are subject to the achievement of the Minimum Value Condition within five years following the grant date. In addition, on March 11, 2024, the PIPRs and PRPUs granted in February 2021 in respect of 2020 compensation, for which the Minimum Value Condition was achieved on February 22, 2024 and other vesting conditions were satisfied, were exchanged on a one-for-one basis for shares of our common stock.
Each of our NEOs sign award agreements in connection with the grant of such award. These agreements generally provide that unvested awards are forfeited on termination of employment, except in cases such as death, disability, a termination by the Company other than for “cause” (which includes for these purposes a resignation for “good reason”) or a qualifying retirement pursuant to our Deferred Compensation Retirement Policy. See “Deferred Compensation Retirement Policy” and “Potential Payments Upon Termination or Change in Control” below.
In the event we declare cash dividends on our common stock, subject to satisfying any relevant performance or other vesting criteria, our NEOs who received PRPUs or Stock Price PRPUs will be allocated income in respect of such dividends on a pro rata basis as if such profit interests were exchanged for our common stock, based on the extent to which the relevant vesting conditions are actually achieved. PIPRs and RSUs also accrue dividends or dividend equivalents in the event we declare cash dividends on our common stock during the relevant vesting period, which dividends are retained by Lazard until the vesting criteria have been satisfied. In addition, from the date that the applicable dividend is paid to holders of our common stock until the time of payment of the PRPUs or Stock Price PRPUs holder, unpaid distributions are credited with interest at a rate of 6% per annum, compounded quarterly. Holders of RSUs and PRSUs also receive dividend equivalents at the same rate that dividends are paid on shares of our common stock, which remain subject to the same restrictions as the underlying RSUs or PRSUs, as applicable, to which they relate. The holders of PIPRs, PRPUs and Stock Price PRPUs receive distributions necessary to pay related taxes on the income allocations, but otherwise are not entitled to any amounts in respect of such allocations until applicable vesting conditions in respect of such PIPRs, PRPUs and Stock Price PRPUs have been satisfied. In addition, the PIPRs, PRPUs, Stock Price PRPUs, RSUs, and LFI award agreements contain standard covenants including, among others, noncompetition and nonsolicitation of our clients and employees.
Deferred Compensation Retirement Policy
Pursuant to the Deferred Compensation Retirement Policy, outstanding and unvested PIPRs, RSUs, PRUs, and LFIs will vest (and in the case of members of Lazard Group who report income from Lazard Group and its affiliates on Schedule K-1 to Lazard Group’s federal income tax return, RSUs and certain PRSUs will be settled in restricted stock) as long as (i) the holder is at least 56 years old, (ii) the holder has completed at least five years of service with the Company, (iii) the sum of the holder’s actual age and years of service is at least 70, and (iv) commencing with the relevant deferred compensation granted in 2021, the holder has completed a service period following the date of grant and ending in the year of the applicable grant on August 31st, in the case of awards granted to Managing Directors, unless another date is set forth in the applicable award agreement. Similarly, following the retirement eligibility date, the service-based vesting criteria of the PRUs will no longer apply, but the

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performance-based vesting criteria will continue to apply through the end of the applicable performance period, including following the executive’s retirement during the performance period. Following retirement, the PIPRs, RSUs, PRUs, restricted stock and LFIs remain subject to all restrictive covenants, including continued compliance with non-compete, non-solicit, and other provisions contained in the original award agreement through the original vesting date of the relevant deferred compensation, notwithstanding any expiration date specified therein. Any dividends payable with respect to the PIPRs, RSUs, PRUs, and restricted stock are held in escrow until the forfeiture provisions lapse. A recipient of restricted stock is required to make an election under Section 83(b) of the Internal Revenue Code, which subjects him or her to taxation on such restricted stock on the date of grant. With the consent of the compliance department of the Company, a recipient may dispose of a portion of the restricted stock granted to him or her to pay such taxes.
Mr. Jacobs and Ms. Soto are retirement-eligible. The retirement eligibility dates for Mr. Orszag, Ms. Betsch, and Mr. Russo are December 16, 2027, December 20, 2035 and August 2, 2030, respectively.
Individual Agreements with Our NEOs
The Company is party to retention agreements with each of its current NEOs. On November 22, 2024, the Company entered into a letter agreement with Mr. Jacobs that replaced his then-existing retention agreement (the “Jacobs Letter Agreement”) and provided that Mr. Jacobs’ standard compensation as Executive Chairman in 2024 would be determined in the ordinary course in accordance with the prior retention agreement. The individual agreements contain the terms and conditions set forth below.
The retention agreements with each of our NEOs (other than Mr. Orszag) provide for a minimum annual base salary of $750,000. Pursuant to his retention agreement, Mr. Orszag’s minimum annual base salary is $900,000.
Each of our NEOs is entitled to an annual bonus to be determined under the Company’s applicable annual bonus plan on the same basis as annual bonuses are determined for other executive officers of the Company, subject to such NEO remaining employed by the Company at the end of the applicable fiscal year. Such bonus will be paid in the same ratio of cash to equity and deferred awards as is generally applicable to other executives receiving comparable bonuses.
Each NEO is also entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to our most senior executives. In addition, under his retention agreement (as replaced by the Jacobs Letter Agreement), Mr. Jacobs was entitled in 2024, subject to his continued employment with the Company, to the same fringe benefits and perquisites to which he was entitled as of March 31, 2022.
Additionally, the Company will reimburse Mr. Russo on a reasonable basis with respect to the financial implications arising from Mr. Russo serving as CEO of Asset Management on the treatment of equity compensation and deferred awards that have been allocated to him prior to March 31, 2022.
The individual agreements with our current NEOs (including the Jacobs Letter Agreement) also provide for certain severance benefits in the event of certain qualifying terminations of employment. See “Potential Payments Upon Termination or Change in Control” below for further details.

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2024 Outstanding Equity Awards at Fiscal Year-End
The following table provides information about the number and value of PIPRs, RSUs, PRPUs, PRSUs, and Stock Price PRPUs that were actually held by our NEOs as of December 31, 2024. The market value of the PIPRs, RSUs, PRPUs, PRSUs, and Stock Price PRPUs was calculated based on the NYSE closing price of our common stock on December 31, 2024 ($51.48). The table does not include PIPRs that relate to 2024 performance, which were granted in early 2025.

Named Executive Officer (1)	Number of PIPRs and RSUs That Have Not Vested (2)(3)	Market Value of PIPRs and RSUs That Have Not Vested	Number of PRPUs, PRSUs and Stock Price PRPUs That Have Not Vested (4)	Market or Payout Value of PRPUs, PRSUs and Stock Price PRPUs That Have Not Vested
Peter R. Orszag	1,119,575	$ 57,635,721	758,154	$ 39,029,768
Kenneth M. Jacobs	375,838	$19,348,140	488,650	$25,155,702
Mary Ann Betsch	88,040	$4,532,299	—	—
Evan L. Russo	958,299	$49,333,233	654,467	$33,691,961
Alexandra Soto	152,984	$7,875,616	110,638	$5,695,644

(1)
Mr. Jacobs and Ms. Soto became eligible for retirement under the Deferred Compensation Retirement Policy on March 31, 2016 and October 21, 2024, respectively. Under the Deferred Compensation Retirement Policy, Mr. Jacobs’ PRPUs and Ms. Soto’s PRSUs are no longer subject to a service-based vesting condition but remain subject to compliance with restrictive covenants until the original vesting dates. Ms. Betsch and Messrs. Orszag and Russo will become retirement-eligible on December 20, 2035; December 16, 2027; and August 2, 2030, respectively.

(2)
Includes the following PIPRs granted in March 2023 (relating to 2022 performance), which will vest on March 10, 2026: for Mr. Orszag, 138,340; for Ms. Betsch, 30,303; for Mr. Jacobs, 220,026; and for Mr. Russo, 198,946. Also includes the following PIPRs granted in March 2024 (relating to 2023 performance), which will vest on March 15, 2027: for Mr. Orszag, 168,206; for Ms. Betsch, 57,737; for Mr. Jacobs, 155,812; and for Mr. Russo, 159,353. Also includes 63,029 RSUs granted to Mr. Orszag as a special retention award, which will vest on September 3, 2025, and 152,984 RSUs granted to Ms. Soto, of which 61,599 will vest on March 2, 2026 and 91,385 will vest on March 1, 2027.

(3)
For Messrs. Orszag and Russo, this column includes 750,000 and 600,000 Stock Price PRPUs, respectively, representing the amounts attributable to the first two tranches of the Stock Price PRPUs. The stock price milestones were achieved for such tranches during 2024, but each tranche remains subject to continued service requirements (through August 23, 2026 and August 23, 2028, respectively).

(4)
With respect to PRPUs (and, in the case of Ms. Soto, PRSUs) granted in March 2022 (in respect of 2021 performance), in early 2025, the Compensation Committee determined that the underlying performance conditions achieved an aggregate score of 1.78x and the awards vested on March 13, 2025. Accordingly, this column includes the following number of PRPUs (or, in the of case of Ms. Soto, PRSUs), which in each case is equal to the product of (i) 1.78 and (ii) the original target number of shares of our common stock subject to such PRPUs or PRSUs, as applicable: for Mr. Orszag, 258,154; for Mr. Jacobs, 488,650; for Mr. Russo, 254,467; and for Ms. Soto, 110,638. For Messrs. Orszag and Russo, the amount reported also includes the final tranche of the Stock Price PRPUs, which will be earned (if at all) based on future increases to our stock price and satisfaction of continued service requirements through August 23, 2030 . See “Stock Price PRPUs—Retention through 2030 and Alignment with the Lazard 2030 Strategic Plan” above for additional information on the Stock Price PRPUs vesting conditions.

2024 Stock Vested
The following table sets forth certain information concerning PIPRs, PRPUs and RSUs held by our NEOs that vested in 2024. The value realized on vesting was calculated based on the NYSE closing price of our common stock on the trading day immediately preceding the vesting date.

Named Executive Officer	Number of Shares That Vested or Were Acquired on Vesting	Value Realized on Vesting
Peter R. Orszag	162,414	$6,950,597
Kenneth M. Jacobs	321,025	$12,584,180
Mary Ann Betsch	—	—
Evan L. Russo	168,539	$6,606,729
Alexandra Soto	76,003	$2,929,156

Potential Payments Upon Termination or Change in Control
As described above, the retention agreements in effect as of December 31, 2024 with each of our current NEOs provide for certain severance benefits in the event of a termination by us other than for “cause” or by the NEO for “good reason” (each as defined in the retention agreements and, in each case, which we refer to below as a “qualifying termination”) prior to the expiration of the retention agreements. The following table shows the potential payments that would have been made by the Company to each of our NEOs as of December 31, 2024, assuming that such NEO’s employment with the Company

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terminated, or a change in control occurred, on December 31, 2024 under the circumstances outlined in the table, including a qualifying termination of employment. For purposes of this table, the price of our common stock is assumed to be $51.48, which was the closing price on December 31, 2024 and the amounts set forth below reflect the terms of the individual agreements as in effect on December 31, 2024.

	Prior to a Change in Control				On or After a Change in Control
Named Executive Officer	Death or Disability	Involuntary Termination Without “Cause”	Resignation for “Good Reason”	Retirement	No Termination of Employment	Death or Disability	Involuntary Termination Without “Cause”	Resignation for “Good Reason”	Retirement
Peter R. Orszag
Severance Payment (1)	—	$ 15,762,500	$15,762,500	—	—	—	$15,762,500	$15,762,500	—
PIPR, RSU, PRPU and Stock Price PRPU Vesting (2)	$73,527,230	$73,527,230	$73,527,230	—	—	$73,527,230	$73,527,230	$73,527,230	—
Pro-rata Annual Incentive Payment (3)	$6,981,250	$6,981,250	$6,981,250	—	—	$6,981,250	$6,981,250	$6,981,250	—
Salary in Lieu of Notice (4)	—	$225,000	—	—	—	—	$225,000	$225,000	—
Kenneth M. Jacobs
Severance Payment (1)	—	$17,787,500	$17,787,500	—	—	—	$17,787,500	$17,787,500	—
PIPR and PRPU Vesting (2)	$47,184,699	$47,184,699	$47,184,699	$47,184,699	—	$47,184,699	$47,184,699	$47,184,699	$47,184,699
Pro-rata Annual Incentive Payment (3)	$8,143,750	$8,143,750	$8,143,750	—	—	$8,143,750	$8,143,750	$8,143,750	—
Salary in Lieu of Notice (4)	—	$187,500	—	—	—	—	$187,500	$187,500	—
Mary Ann Betsch
Severance Payment (1)	—	$6,500,000	$6,500,000	—	—	—	$6,500,000	$6,500,000	—
PIPR Vesting (2)	$4,639,598	$4,639,598	$4,639,598	—	—	$4,639,598	$4,639,598	$4,639,598	—
Pro-rata Annual Incentive Payment (3)	$2,500,000	$2,500,000	$2,500,000	—	—	$2,500,000	$2,500,000	$2,500,000	—
Salary in Lieu of Notice (4)	—	$187,500	—	—	—	—	$187,500	$187,500	—
Evan L. Russo
Severance Payment (1)	—	$17,300,000	$17,300,000	—	—	—	$17,300,000	$17,300,000	—
PIPR, PRPU and Stock Price PRPU Vesting (2)	$64,917,159	$64,917,159	$64,917,159	—	—	$64,917,159	$64,917,159	$64,917,159	—
Pro-rata Annual Incentive Payment (3)	$7,900,000	$7,900,000	$7,900,000	—	—	$7,900,000	$7,900,000	$7,900,000	—
Salary in Lieu of Notice (4)	—	$187,500	—	—	—	—	$187,500	$187,500	—
Alexandra Soto
Severance Payment (1)	—	$10,000,000	$10,000,000	—	—	—	$10,000,000	$10,000,000	—
RSU, PRSU and LFI Vesting (2)	$17,445,816	$17,445,816	$17,445,816	$17,445,816	—	$17,445,816	$17,445,816	$17,445,816	$17,445,816
Pro-rata Annual Incentive Payment (3)	$4,250,000	$4,250,000	$4,250,000	—	—	$4,250,000	$4,250,000	$4,250,000	—
Salary in Lieu of Notice (4)	—	$187,500	—	—	—	—	$187,500	$187,500	—

(1)
In addition to the severance payments listed (each of which is described below under “Individual Agreements”), each of our U.S.-based NEOs would have been entitled to receive two years of medical and dental coverage following termination. However, amounts relative to this benefit are immaterial and have not been included in the table.

(2)
Valuation of LFI awards is determined based on the dollar value of the relevant fund interest at the close of business on December 31, 2024. The table above assumes, with respect to the Stock Price PRPUs, that the first two Tranche-specific common stock price milestones have been achieved and the values shown (based on the closing price of our common stock on December 31, 2024) include the potential payout in connection with such qualifying event; but otherwise, no additional value has been assigned to Stock Price PRPUs in the table above because no stock price milestones have been met or would be met. The table above assumes, with respect to the PRPUs and PRSUs granted in 2022 in respect of fiscal year 2021 performance, that upon a

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change in control and another customary event (such as a qualifying termination), the performance conditions and the payout level would be equal to 1.78 times the target level along with any unvested dividend amounts paid at 1.78 times the target level and interest on unpaid distributions from the date that the applicable dividend was paid to holders of our common stock until December 31, 2024 at 6% per annum, compounded quarterly, less any distributions received to pay related taxes on the income allocations.
(3)
Pursuant to their retention agreements, in the event of an involuntary termination without “cause” or resignation for “good reason,” or upon termination due to death or disability, each NEO is entitled to a prorated portion of the average annual bonus (or, to the extent applicable, cash distributions, special retention awards (in the case of Mr. Orszag) and including any bonuses paid in the form of equity awards or LFI awards based on the grant date value of such awards in accordance with our normal valuation methodology, or at the target level, in the case of PRPUs or PRSUs) paid or payable to the executive for the two previously completed fiscal years.

(4)
Each of the NEOs is entitled to three months’ notice (or, if the Company elects, base salary in lieu of such notice period) upon a termination by the Company other than for cause or a resignation for good reason solely due to a failure by the Company following the expiration of the applicable retention agreement to continue, to employ the executive pursuant to an agreement having terms and conditions that are reasonable at the time of such expiration (unless rejected by the executive).

Individual Agreements
The retention agreements and their respective amendments, as applicable, with each of our current NEOs in effect as of December 31, 2024 provide for certain severance benefits in the event of a qualifying termination prior to the expiration of the applicable individual agreement.
In the event of a qualifying termination of an NEO on December 31, 2024 (other than Mr. Jacobs, whose entitlements under the Jacobs Letter Agreement are described further below under “—Letter Agreement with Mr. Jacobs”), the executive generally would have been entitled to receive in a lump sum: (1) any unpaid base salary accrued through the date of termination; (2) any earned but unpaid bonuses for years completed prior to the date of termination; (3) a prorated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards (including LFI awards), or special retention awards, in the case of Mr. Orszag, based on the grant date value of such equity or cash awards in accordance with our normal valuation methodology) paid or payable to the executive for the Company’s two completed fiscal years immediately preceding the fiscal year in which the termination occurs (the “Prorated Average Bonus”); and (4) a severance payment in an amount equal to two times the sum of such NEO’s base salary and average annual bonus (not prorated) described in clause (3), except that (y) Ms. Soto would receive the sum of twenty two and one half months of base salary and two times her average annual bonus (not prorated) described in clause (3) in lieu of the amounts under clause (4) and (z) if Messrs. Orszag or Russo or Mses. Betsch or Soto terminates his or her employment for “good reason” because his or her agreement is not renewed, the amount described in clause (4) will be reduced to one times or, in the case of Ms. Soto, reduced to the sum of ten and one half months of base salary and one times her average annual bonus. Upon a qualifying termination, each NEO (other than Ms. Soto) and his or her eligible dependents would generally continue to be eligible to participate in the Company’s medical and dental benefit plans, on the same basis as in effect immediately prior to the date of termination (which currently requires the NEO to pay a portion of the premiums) for a number of years equal to the severance multiple in clause (4) of this paragraph. Ms. Soto would be eligible for benefit programs of the type made available to the Firm’s managing directors in London. The period of such medical and dental benefits continuation would generally be credited towards the NEO’s credited age and service for the purpose of our retiree medical program.
Additionally, due to requirements under local law, in consideration of, and subject to her compliance with her restrictive covenants, Ms. Soto is eligible to receive an additional amount in cash equal to 50% of (i) the greater of (A) her monthly base salary and (B) the average gross monthly base salary she received during the three-month period immediately preceding her termination, multiplied by (ii) three months for a qualifying termination (other than due to non-renewal of the retention agreement) or six months for any other termination of employment.
A resignation by an NEO for “good reason” will be treated as a termination by the Company without “cause” for purposes of all of his or her equity and LFI awards outstanding at the time of such resignation. In addition, executives (other than Ms. Betsch) who are not retirement-eligible but whose retention agreements as in effect at the end of 2024 are not renewed and who do not resign at such time, but do retire prior to December 31, 2025 (or December 31, 2028, in the case of Messrs. Orszag and Russo), will be deemed retired under the Deferred Compensation Retirement Policy.
Mr. Orszag’s retention agreement reaffirms the prior grant of a special retention award payable on July 15, 2022, subject to Mr. Orszag’s continued employment with the Company through such date, consisting of a cash payment equal to $1,250,000 and equity-based awards with a grant date value of $2,500,000, which vested on September 3, 2024. Mr. Orszag’s retention agreement also provides for a grant of special retention awards, which became payable on July 15, 2023, consisting of a cash payment equal to $2,000,000 and equity-based awards with a grant date value of $2,000,000, generally subject to the same

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terms described above in respect of his 2022 special retention awards, except subject to vesting on September 3, 2025. In the event Mr. Orszag terminates his employment without “good reason” or is terminated for “cause” on or prior to September 3, 2025, he is required to repay the special cash retention award paid in 2023.
The Prorated Average Bonus is also payable in the event of a termination due to death or disability.
None of the NEOs is entitled to an excise tax gross-up payment with respect to Section 280G of the Internal Revenue Code. Instead, each NEO party to a retention agreement as of December 31, 2024 would be subject to a “net better” cutback, whereby change-in-control payments are limited to the threshold amount under Section 280G if it would be more favorable to such NEO on a net after-tax basis than receiving the full payments and paying the excise taxes. These potential reductions are not reflected in the amounts set forth above.
Except in the case of a qualifying termination that occurs on or following a change in control of the Company, the severance benefits described above are conditioned upon the applicable NEO timely delivering an irrevocable waiver and release of claims in favor of the Company and its affiliates.
Award Agreements – “Double-Trigger” Vesting
Beginning in 2013, we adopted “double-trigger” vesting for NEO long-term incentive awards in the event of a change in control. Long-term incentive awards granted to our NEOs in 2013 and later generally will not immediately accelerate vesting upon a change in control, but will instead require both a change in control and another event (such as a qualifying termination) in order to vest. In addition, beginning in 2019, pursuant to the 2018 Plan, we adopted “double-trigger” vesting for such awards granted to all our other employees.
Upon a change in control, (i) PIPRs, RSUs, PRPUs, PRSUs, Stock Price PRPUs, and LFIs generally will not accelerate, but will instead require both a change in control and another customary event (such as a qualifying termination) in order to vest and (ii) the level of performance of PRPUs and PRSUs will be determined by the Compensation Committee based on the greater of (A) the target level or (B) the Company’s actual performance through the date of the change in control, and following the change of control the awards will remain subject only to the service or other vesting conditions through the original vesting dates (or an earlier qualifying termination). Any Stock Price PRPU for which the applicable stock price milestone was achieved based on the transaction price and a prorated portion of the tranche with the next highest stock price milestone above the transaction price based on a fraction (the numerator of which is the transaction price and the denominator of which is the stock price milestone applicable to such tranche) would each be earned, but would remain outstanding, subject to continued employment through the applicable tranche’s expiration date (or an earlier qualifying termination).
Award Agreements – Retirement
If an NEO had voluntarily resigned from the Company on December 31, 2024 without “good reason” or was terminated by the Company for “cause,” he or she would not have been entitled to receive any severance or prorated bonus payments from the Company, and, except in the case of retirement by Mr. Jacobs or Ms. Soto, any unvested long-term incentive awards would have been forfeited. Each of Mr. Jacobs and Ms. Soto was retirement-eligible as of December 31, 2024. If an NEO is retirement-eligible, he or she may retire without forfeiting his or her long-term incentive awards (other than following a change in control). If an NEO is retirement-eligible, Stock Price PRPUs will be forfeited to the extent unvested but the NEO may retire without forfeiting his or her LFIs, PIPRs, PRPUs (excluding Stock Price PRPUs) or PRSUs, which, in the case of the applicable PRPUs and PRSUs would remain subject to performance conditions for the duration of performance period (other than following a change in control). See “Deferred Compensation Retirement Policy” above.
Following retirement (other than following a change in control), all such awards remain subject to compliance with restrictive covenants through their original vesting date, notwithstanding any shorter duration provided in award agreements.
Award Agreements – Death, Disability, Non-CIC Termination
Upon death, (i) all PIPRs, RSUs, and LFIs vest immediately, (ii) all PRPUs and PRSUs vest immediately (or, if the death occurs more than halfway through the fiscal quarter, as soon as practicable following the Compensation Committee’s determination of the payout level), with the payout level based on (A) actual performance during the portion of the performance period through the last day of the preceding fiscal quarter (or, if death occurs more than halfway through the fiscal quarter, the last

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day of such fiscal quarter) and (B) the target level for the remainder of the performance period and (iii) all Stock Price PRPUs for which the stock price milestone was met prior to death vest as of such date and a number of Stock Price PRPUs equal to a prorated portion (subject to certain minimums) of each other unvested tranche would remain outstanding and eligible to vest based on achievement of the applicable stock price milestone.
Upon disability, a termination without “cause” or resignation for “good reason,” (i) the PRPU and PRSU payout level will be determined in a manner consistent with clauses (A) and (B) of the immediately preceding paragraph, (ii) the Stock Price PRPU payout will be determined according to clause (iii) of the immediately preceding paragraph and (iii) the NEOs may be immediately taxed on 100% of the LFIs. Accordingly, in the case of LFIs, a percentage thereof in the amount sufficient to cover payment of taxes will be delivered to the executive or withheld immediately upon termination, and the remaining percentage will be delivered on the original vesting dates, provided that the executive does not violate his or her restrictive covenants.
Noncompetition and Nonsolicitation of Clients. While providing services to the Company and during the six-month period following termination of the NEO’s services (or three-month period in the event of such a termination by us without “cause” or by the NEO for “good reason”), the NEO may not:
•
provide services or perform activities in a line of business that is similar to any line of business in which the NEO provided services to us in a capacity that is similar to the capacity in which the NEO acted for us while providing services to us (“competing activity”) for any business or business unit that engages in any activity, or owns or controls a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”);

•	acquire an ownership or voting interest of more than 5% in any competitive enterprise; or
•
solicit any of our clients on behalf of a competitive enterprise or reduce or refrain from doing business with us in connection with the performance of services that would be competing activities, or otherwise interfere with or damage (or attempt such acts in respect of) any client’s relationship with us.

Nonsolicitation of Employees. While providing services to us (including during any period of notice of termination) and during the nine-month period following termination of the NEO’s services, the NEO may not, directly or indirectly, in any manner, solicit or hire any of our officers, agents or employees at the associate level or above to apply for, or accept employment with, any competitive enterprise, or otherwise interfere with any such officer’s, agent’s or employee’s relationship with us.
Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions. The NEO is required, upon termination of his or her services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked; provided that such actions and things do not materially interfere with other employment or professional activities of the NEO. In addition, while providing services to us and thereafter, the NEO generally may not disparage us and the Company generally may not disparage him or her, and before and during the three-month notice period prior to termination, the NEO is prohibited from entering into a written agreement to perform competing activities for a competitive enterprise.
Letter Agreement with Mr. Jacobs
Mr. Jacobs transitioned to Senior Chairman effective January 1, 2025. In connection with such transition, on November 22, 2024, the Company entered into the Jacobs Letter Agreement. The Jacobs Letter Agreement provides that for 2024, Mr. Jacobs’ standard compensation as Executive Chairman would be determined in the ordinary course in accordance with the prior retention agreement, but otherwise Mr. Jacobs would not be entitled to receive any payments or benefits under the prior retention agreement, including any severance payments or benefits.
Under the Jacobs Letter Agreement, Mr. Jacobs will continue to receive his current base salary, will be eligible for discretionary annual bonuses, and will receive guaranteed payments of $11,100,000 per year in 2025 and 2026. Beginning January 1, 2026, Mr. Jacobs can transition to a consultant for a term of one year, and beginning April 1, 2027 his employment will be at-will. If Mr. Jacobs’ employment or service terminates before April 1, 2027 due to his death or disability or termination by Mr. Jacobs for “good reason,” Mr. Jacobs would be entitled to receive any discretionary annual bonus for the year of termination (prorated as applicable) and any unpaid guaranteed payments as if he had continued to be employed or had provided service through the applicable vesting or payment date. The guaranteed payments will also become immediately vested and payable in full in a lump sum upon the occurrence of a change of control.

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In addition, following a termination of Mr. Jacobs’ service for any reason other than for cause, Mr. Jacobs and his eligible dependents would be eligible for continued participation in our medical and dental benefits plans for the remainder of Mr. Jacobs’ life and that of his current spouse, with Mr. Jacobs or his spouse paying the full cost of all premiums associated with such coverage.
CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, presented below is the ratio of annual total compensation of our CEO to the median annual total compensation of all our employees (excluding our CEO). The employee who received this median annual total compensation is referred to below as our median employee.
As of December 31, 2024, which is the date that we used to determine our employee population for purposes of identifying our median employee, we had 3,391 full-time, part-time, temporary and seasonal employees. We did not include independent contractors in our determination.
In order to identify our median employee, we ranked each of our employees (other than our CEO) based on 2024 awarded compensation. For this purpose, 2024 awarded compensation was comprised of each employee’s (i) base salary or wages during 2024, (ii) annual cash bonus (if any) paid in respect of 2024 performance, and (iii) long-term incentive awards (if any) granted in respect of 2024 performance. This same methodology was used to reflect compensation in respect of 2024 for each of our NEOs in the table under “Compensation Discussion and Analysis—Awarded Compensation Table” above and, as noted in the text preceding the Awarded Compensation Table, reflects compensation for 2024 performance in the manner it was considered by our Compensation Committee. In determining 2024 awarded compensation, we did not apply any cost-of-living adjustments or annualize any partial year compensation.
We determined the annual total compensation for 2024 for the median employee identified as of December 31, 2024 in accordance with the requirements for determining total compensation in the Summary Compensation Table. The 2024 annual total compensation for our CEO, as reported in the Summary Compensation Table in this Proxy Statement, was $11,395,756. The 2024 median annual total compensation for our median employee, determined in accordance with the requirements for determining total compensation in the Summary Compensation Table, was $238,703. The ratio of our CEO’s annual total compensation to the median annual total compensation of our median employee for 2024 is 48 to 1. We believe that this ratio represents a reasonable estimate calculated in a manner consistent with Item 402(u).

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Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation disclosed in the Summary Compensation Table and executive compensation “actually paid” (as defined in Item 402(v) of Regulation S-K) and certain measures of our financial performance with respect to the individuals serving as our CEO (our “PEO”) and, on average, our other NEOs during 2024, 2023, 2022, 2021 and 2020. The values shown below are disclosed in the manner required by SEC rules, but in certain cases, particularly with respect to the valuation of equity awards, the values shown may not correspond to the actual economic benefit that will be received by the applicable executive upon receipt of the applicable compensation. In addition, our performance-based long-term incentive awards granted in 2024, 2023, 2022, 2021 and 2020 in respect of 2023, 2022, 2021, 2020 and 2019 performance, respectively, which are included in this disclosure, are based on three-year forward-looking performance metrics, or the achievement of the Minimum Value Condition. For further information concerning our executive compensation, see “Compensation Discussion and Analysis” above.

	Summary Compensation Table Total for PEO		Compensation “Actually Paid” to PEO		Average Summary Compensation Table Total for Non- PEO NEOs (4)	Average Compensation “Actually Paid” to Non-PEO NEOs (3)(5)	Value of Initial Fixed $100 Investment Based On:
Year	Peter R. Orszag (1)	Kenneth M. Jacobs (2)	Peter R. Orszag (3)	Kenneth M. Jacobs (3)			Total Shareholder Return (6)	Peer Group Total Shareholder Return (7)	Net Income US GAAP (millions) (8)	Share Price (9)
2024	$ 11,395,756	—	$ 62,218,118	—	$ 6,999,823	$ 24,158,637	$ 154.85	$ 130.50	$ 280	$ 51.48
2023	$ 30,834,841	$10,883,187	$34,445,932	$11,846,936	$12,107,938	$13,125,354	$106.83	$112.10	$(75)	$34.80
2022	—	$10,888,560	—	$16,756,607	$6,345,221	$8,782,919	$83.86	$89.43	$358	$34.67
2021	—	$11,777,331	—	$26,276,748	$7,916,113	$14,177,208	$107.44	$134.87	$528	$43.63
2020	—	$10,038,325	—	$14,278,964	$6,907,889	$8,532,708	$112.02	$98.24	$402	$42.30

(1)	Reflects amounts of total compensation reported for Mr. Orszag in the Summary Compensation Table for 2024 and 2023.
(2)	Reflects amounts of total compensation reported for Mr. Jacobs as CEO in the Summary Compensation Table for each applicable year.

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(3)
Represents the amount of compensation “actually paid” to our NEOs, as computed in accordance with Item 402(v) of Regulation S-K and shown in the table below. The dollar amounts do not in all cases reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year, and are not indicative of future amounts that may be paid or become payable to our NEOs pursuant to certain awards. In particular, grants of performance-based awards to our NEOs are based on three-year forward-looking performance metrics, or the achievement of the Minimum Value Condition. The table below sets forth the adjustments made during each year in the table to calculate the compensation “actually paid” to our NEOs during each year in the table, even though many of these amounts were not actually paid:

Adjustments to Determine Compensation “Actually Paid”	PEOs						Non-PEO NEOs (Average)
Year	2024 (Orszag)	2023 (Orszag)	2023 (Jacobs)	2022 (Jacobs)	2021 (Jacobs)	2020 (Jacobs)	2024	2023	2022	2021	2020
Changes in performance award estimates during year at end of covered year fair value	($179,583)	$0	$1,145,825	$9,885,195	$11,937,874	$2,746,751	($148,479)	$309,050	$3,896,661	$4,991,563	$1,061,318
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(6,435,562)	(25,799,438)	(7,907,734)	(9,750,997)	(7,676,604)	(6,930,509)	(4,420,128)	(7,605,559)	(4,769,405)	(4,185,435)	(3,750,584)
Fair value of awards granted during year that remain outstanding as of covered year end	8,659,245	28,980,885	7,656,905	10,923,318	7,961,443	6,835,172	5,924,190	8,219,409	5,313,810	4,317,322	3,723,016
Change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	1,401,145	128,020	833,794	(3,258,154)	(563,308)	(288,670)	601,008	174,035	(1,204,694)	(265,914)	(318,139)
Change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested at the end of the covered year	43,998,188	(729,998)	(2,807,722)	(4,379,578)	536,540	923,167	13,667,043	(703,195)	(1,768,681)	357,053	446,507
Value of dividends or other earnings paid or earned during covered year based on actual performance or performance estimates at the end of the covered year	3,378,928	1,031,622	2,042,682	2,448,263	2,303,472	965,483	1,535,180	623,677	970,007	1,046,505	468,808
Total Equity Award Adjustments	$50,822,362	$3,611,090	$963,750	$5,868,047	$14,499,417	$4,251,394	$17,158,814	$1,017,416	$2,437,698	$6,261,094	$1,630,926
Changes in Pension Value Reflected in Summary Compensation Table	—	—	—	—	—	(10,755)	—	—	—	—	(6,107)
Total Adjustments	$50,822,362	$3,611,090	$963,750	$5,868,047	$14,499,417	$4,240,639	$17,158,814	$1,017,416	$2,437,698	$6,261,094	$1,624,819

(4)
Reflects the average of the amounts reported for our NEOs as a group (excluding Mr. Orszag in 2024 and 2023 and Mr. Jacobs in each year except 2024) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Mses. Betsch and Soto and Messrs. Jacob and Russo; (ii) for 2023, Mses. Betsch and Soto and Mr. Russo; (iii) for 2022, Ms. Betsch and Messrs. Orszag, Russo, Bhutani, and Stern; and (iv) for each of 2021 and 2020, Messrs. Orszag, Russo, Bhutani, and Stern.

(5)
Represents the average amount of compensation “actually paid” to the NEOs as a group (excluding Mr. Orszag in 2024 and 2023 and Mr. Jacobs in each year except 2024), as computed in accordance with Item 402(v) of Regulation S-K, in accordance with the methodology reflected in footnote (2) to this Pay Versus Performance table.

(6)
Cumulative TSR is calculated by dividing the difference between our share price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period, plus the amount of dividends paid on our common stock during the measurement period (assuming the reinvestment of such dividends when they are paid).

(7)
Represents the weighted peer group TSR (including dividends), weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P Financial Index.

(8)	The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable year.
(9)	To comply with the SEC’s requirements, we have chosen our closing share price at the last trading day of each calendar year as our Company Selected Measure, as described further below.

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Required Tabular Disclosure of Financial Performance Measures
As described in the section titled “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance philosophy. In setting our NEOs’ compensation, our Compensation Committee’s structured decision-making process is based on a holistic, not formulaic, review of the Company, applicable business segment and individual performance, and considers quantitative as well as qualitative factors that account for Company performance and shareholder outcomes. This review does not assign any specific weight to any one metric. We believe this review, which includes review of individual performance, allows overall compensation in any given fiscal year to be tailored to reflect the particular circumstances, including the macro environment, while appropriately incentivizing our NEOs. However, as required by the SEC’s rules, certain specific quantitative financial performance measures that were used by the Committee to link NEO compensation “actually paid” in 2024 to performance have been included below:
•	Share price
•	Adjusted net revenue
•	Adjusted operating margin
•	Return of capital
Adjusted net revenue is the same metric as “operating revenue” reported in our annual Proxy Statement filed with the SEC on March 21, 2024 (our “2024 Proxy Statement”). Adjusted operating margin is the same metric as “operating margin” reported in our 2024 Proxy Statement. For more information on these metrics (other than share price, which is discussed below) and the adjustments used in their calculation, please see the Endnotes to the table entitled “Selected Consolidated Financial Information” located on page 26 of this Proxy Statement.
Pay Versus Performance Descriptive Disclosure
We chose share price as our Company Selected Measure, as required by the SEC’s rules, for evaluating Pay Versus Performance because it is an important measure of company performance and shareholder value. It is also the key performance metric in the Stock Price PRPUs as discussed above under “Stock Price PRPUs—Retention through 2030 and Alignment with the Lazard 2030 Strategic Plan.” While the Compensation Committee has not historically and does not currently evaluate compensation “actually paid” as calculated pursuant to Item 402(v)(2) of Regulation S-K as part of its executive compensation determinations, share price is one measure, among many others, that the Committee takes into account with the intent of linking compensation to Company performance and shareholder outcomes. As noted above, the Committee’s structured decision-making process is holistic, not formulaic.
For 2020 to 2021, our TSR showed an inverse correlation to compensation “actually paid” due to the timing of changes to performance award estimates as we navigated the challenges of the pandemic. For 2021 to 2022, our TSR showed a more direct correlation to compensation “actually paid” due to both our record performance for 2021, which more than offset the prior inverse correlation, and the change in 2022 of the mix of cash and equity-based compensation for certain of our NEOs as the value of the shares underlying equity-based awards decreased at a slower pace than the S&P Financial Index. For 2022 to 2023, our TSR continued showing a direct correlation to compensation “actually paid” as we continued our compensation practice of having equity-based compensation make up a significant proportion of our NEOs’ total compensation mix. For 2023 to 2024, our TSR showed a more direct correlation to compensation “actually paid” due to our strong performance for 2024.
Net Income also showed an inverse correlation to compensation “actually paid” in 2020 to 2021 as we navigated the challenges of the pandemic and a more direct correlation in 2021 to 2022 as we posted record results for 2021 and the change in the mix of cash and equity-based compensation for certain of our NEOs in 2022 as the value of shares of our common stock underlying equity-based awards decreased. In light of challenging macroeconomic conditions, Net Income showed an inverse correlation to compensation “actually paid” in 2022 to 2023. Net Income showed a more direct correlation in 2023 to 2024 as we posted strong results for 2024.
Share price was positively correlated with compensation “actually paid” for 2020 to 2021, 2021 to 2022 and 2023 to 2024. For 2022 to 2023, while share price remained relatively flat, compensation “actually paid” generally increased, reflecting the impact of our management transition, including special grants to certain of our NEOs during 2023.

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Certain Relationships and Related Transactions
Policy on Related Party Transactions
Our Board has adopted a written policy requiring that all “Interested Transactions” (as defined below) be approved or ratified by either the Nominating and Governance Committee or, under certain circumstances, the Chair of the Nominating and Governance Committee. The Committee is required to review the material facts of all Interested Transactions that require the Committee’s approval or ratification and either approve or disapprove of the Interested Transaction. The Committee takes into account, among other factors, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the interest of the “Related Party” (as defined below) in the transaction. In addition, our Board has delegated to the Chair of the Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $1 million. A report is then made to the Committee at its next regularly scheduled meeting of each new Interested Transaction pre-approved by the Chair of the Committee. Any director who is a Related Party with respect to an Interested Transaction may not participate in any discussion or approval of such Interested Transaction. An “Interested Transaction” is one in which (i) the Company is a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000, (iii) one of our executive officers, directors, director nominees, 5% shareholders or their family members (each, a “Related Party”) has a direct or indirect material interest in the transaction and (iv) the transaction is required to be disclosed in our Proxy Statement or Annual Report on Form 10-K pursuant to the rules and regulations promulgated by the SEC.
Tax Receivable Agreement
In connection with our initial public offering and related transactions in May 2005, the Company entered into a tax receivable agreement with the predecessor of LMDC Holdings, LLC (“LMDC Holdings”) on May 10, 2005 (the “Tax Receivable Agreement”). On June 16, 2015, the Company and LMDC Holdings amended and restated the Tax Receivable Agreement and, on October 26, 2015, the Company and LTBP Trust, a Delaware statutory trust (the “Trust”), entered into a Second Amended and Restated Tax Receivable Agreement (the “Amended and Restated Tax Receivable Agreement”).
The Amended and Restated Tax Receivable Agreement provides for the payment by our subsidiaries to the Trust of (i) approximately 45% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of the increases in the tax basis of certain assets and of certain other tax benefits related to the Amended and Restated Tax Receivable Agreement, and (ii) an amount that we currently expect will equal 85% of the cash tax savings that may arise from tax basis increases attributable to payments under the Amended and Restated Tax Receivable Agreement. Our subsidiaries expect to benefit from the balance of cash savings, if any, in income tax that our subsidiaries realize from such tax basis increases. Any amount paid by our subsidiaries to the Trust will generally be distributed pro rata to the owners of the Trust, who include certain of our executive officers.
For purposes of the Amended and Restated Tax Receivable Agreement, cash savings in income and franchise tax will be computed by comparing our subsidiaries’ actual income and franchise tax liability to the amount of such taxes that our subsidiaries would have been required to pay had there been no increase in the tax basis of certain assets of Lazard Group and had our subsidiaries not entered into the Amended and Restated Tax Receivable Agreement. The term of the Amended and Restated Tax Receivable Agreement will continue until approximately 2033 or, if earlier, until all relevant tax benefits have been utilized or expired.
The cumulative liability relating to our obligations under the Amended and Restated Tax Receivable Agreement as of December 31, 2024 was approximately $76 million.
The amount of the Amended and Restated Tax Receivable Agreement liability is an undiscounted amount based upon current tax laws, the current structure of the Company and various assumptions regarding potential future operating profitability. The assumptions reflected in the estimate involve significant judgment and if our structure or actual income are different than our assumptions, we could be required to accelerate payments under the Amended and Restated Tax Receivable Agreement. As such, the actual amount and timing of payments under the Amended and Restated Tax Receivable Agreement could differ materially from our estimates.
The Company made one payment of approximately $31 million under the Amended and Restated Tax Receivable Agreement in 2024. The Company currently does not expect that a payment will be made under the Amended and Restated Tax Receivable Agreement in 2025.

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Certain Relationships with Our Directors, Executive Officers, Principal Shareholders, and Employees
During 2024 and 2023, certain of our executive officers received shares of our common stock in connection with the vesting or settlement of previously granted deferred equity incentive awards. The vesting or settlement, as applicable, of such equity awards gave rise to a tax payable by the executive officers, and, consistent with our past practice, the Company purchased shares of our common stock from certain of our executive officers equal in value to all or a portion of the estimated amount of such tax. In 2024, such purchases, together with any incremental sales to the Company, totaled 117,500, 160,000 and 75,000 shares of common stock from Peter R. Orszag, Kenneth M. Jacobs and Evan L. Russo, respectively. Each such transaction, including its terms, was reported in a Form 4 filing with the SEC.
The Vanguard Group beneficially owns more than 5% of our common stock. The Company and its affiliates engage in asset management or other transactions or arrangements with, and provide ordinary course financial services to, entities and funds within The Vanguard Group and its affiliates or their respective clients, including by acting as a sub-advisor to certain funds managed by The Vanguard Group. These transactions and arrangements are negotiated on an arm’s-length basis, contain customary terms and conditions, and are unrelated to the ownership of our common stock by The Vanguard Group or its related funds and entities. In 2024, the Company received $30,532,910 for services provided to The Vanguard Group or its related funds and entities.
FMR LLC beneficially owns more than 5% of our common stock. The Company and its affiliates utilize the services of affiliates of FMR LLC, including management services for our employee retirement and equity plans and distribution services for our asset management business. These transactions and arrangements are negotiated on an arm’s-length basis, contain customary terms and conditions, and are unrelated to the ownership of our common stock by FMR LLC or its related entities. In 2024, the Company paid FMR LLC or its related entities $273,495 in connection with these services and received $553,818 for services provided to FMR LLC or its related entities.
We do not have related party transactions or a similar relationship with Blackrock, Inc., a beneficial owner of more than 5% of our common stock.
Some of our directors serve as directors of organizations to which Lazard provides services, or as directors or trustees of tax-exempt organizations to which Lazard makes charitable contributions, in each case in the ordinary course of business.
Some of our directors and executive officers (and persons or entities affiliated with them) have funds under management with, or other accounts with, our Asset Management business, and have invested or may invest their personal funds in other funds or investments that we have established and that we may manage or sponsor.

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AUDIT MATTERS
ITEM 3
RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025
The Audit Committee has recommended the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2025 fiscal year, subject to shareholder ratification. Deloitte will audit our consolidated financial statements for the 2025 fiscal year and perform other services. Deloitte acted as Lazard’s independent registered public accounting firm for the year ended December 31, 2024 and has acted in such capacity since 2000. In addition to this appointment, shareholders are requested to authorize the Board of Directors, acting by the Audit Committee, to set the remuneration for Deloitte for their audit of the Company for the year ended December 31, 2025. A Deloitte representative will be present at the meeting to answer any questions.
BOARD OF DIRECTORS’ RECOMMENDATION

The Board recommends you vote FOR the ratification of the appointment of Deloitte & Touche LLP.

If a majority of the votes cast on this matter are not cast in favor of the ratification of the appointment of Deloitte, the Board of Directors, in its discretion, may select another independent auditor as soon as possible.
Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of the appointment of Deloitte.
Fees of Independent Registered Public Accounting Firm
For the fiscal years ended December 31, 2024 and 2023, fees for services provided by Deloitte and its affiliates were as follows (in thousands of dollars):

Fees	2024	2023
Audit Fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting and reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, including services in connection with statutory and regulatory filings or engagements	$9,923	$9,908
Audit-Related Fees, including fees for audits of employee benefit plans, computer and control-related attest services, agreed-upon procedures, regulatory and compliance reviews, fund audits, and other accounting research services	$1,193	$1,688
Tax Fees for tax advisory and compliance services not related to the audit	$859	$343
All Other Fees(1)	$278	$153

(1)
Represents fees for subscriptions, training, and services related to vendor selection and implementation activities for a software package that were provided to the Company by affiliates of Deloitte & Touche LLP that were unrelated to the audit, audit-related and tax services described above.

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by our independent auditor to the Company and its subsidiaries. The policy provides the guidelines necessary to adhere to Lazard’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Committee. In lieu of Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual budget approval by the Committee. Permitted services not contemplated during the budget process must be presented to the Committee for approval prior to the commencement of the relevant engagement. The Committee Chair, or, if he is not available, any other member of the

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Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Committee. All of the fees paid to Deloitte in 2024 were pre-approved in accordance with these procedures, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.
Audit Committee Report
The primary function of the Audit Committee (in this report, the “Committee”) is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Committee operates pursuant to a charter approved by our Board of Directors. Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal controls, including internal control over financial reporting. The independent registered public accounting firm, or the independent auditor, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States of America, or GAAP, as well as an opinion regarding the Company’s internal control over financial reporting.
In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2024 with management and the independent auditor. The Committee has also discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. Finally, the Committee has received the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, has considered whether the provision of other non-audit services by the independent auditor to the Company is compatible with maintaining the independent auditor’s independence and has discussed with the independent auditor the independent auditor’s independence.
It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them, and on the representations made, by management and the independent auditor. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with GAAP.
Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee charter, the Committee recommended to our Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 to be filed with the Securities and Exchange Commission.
Dated as of February 18, 2025
Audit Committee
Stephen R. Howe Jr. (Chair), Ann-Kristin Achleitner, Andrew M. Alper, and Jane L. Mendillo.

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SHAREHOLDER PROPOSALS
ITEM 4
SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2026 ANNUAL MEETING
Proxy Statement Proposals. Under the rules of the SEC, proposals that shareholders seek to have included in the proxy statement for our next annual meeting of shareholders must be received by the Corporate Secretary of the Company not later than November 25, 2025.
Other Proposals and Nominations. Our By-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under our By-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Corporate Secretary of the Company no later than the close of business on February 7, 2026, and not earlier than January 8, 2026. The notice must contain the information required by the By-laws. In addition to satisfying the foregoing advance notice deadlines and information requirements set forth in our By-laws, any shareholder intending to submit a nomination for director to the Board other than the Company’s nominees must comply with the additional requirements prescribed by Rule 14a-19 under the Exchange Act.
These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.
A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to applicable rules of the SEC.
Any proposal or nomination described above should be delivered in writing to the following address:
Lazard, Inc.
30 Rockefeller Plaza
New York, NY 10112
Attn: Shari L. Soloway, Corporate Secretary

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GENERAL INFORMATION
Who Can Vote
Holders of our common stock, as recorded in our share register at the close of business on March 10, 2025, the record date, may vote at the annual meeting and any adjournment or postponement thereof. As of January 31, 2025, there were 112,766,091 shares of our common stock outstanding (including 22,866,869 shares held by our subsidiaries, which shares are not counted for purposes of the voting calculations set forth in this Proxy Statement).
Voting Your Proxy
You may vote by attending the virtual meeting or by proxy. We recommend you vote by proxy even if you plan to attend the virtual meeting. You can always change your vote at the virtual meeting. Most shareholders have a choice of proxy voting by using a toll-free telephone number, voting through the internet or, if they received their proxy materials by regular mail, completing the proxy card and mailing it in the postage-paid envelope provided. If you received your materials by regular mail, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. Executors, administrators, trustees, guardians, attorneys, and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing, and corporations should vote by an authorized officer whose title should be indicated.
How Proxies Work
Lazard’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return a proxy card or otherwise vote by telephone or the internet but do not specify how to vote, we will vote your shares: FOR each of our director nominees; FOR a non-binding advisory vote regarding executive compensation as described in this Proxy Statement; and FOR ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025. The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of 2025 Annual Meeting of Shareholders and with respect to other matters that may be properly brought before the meeting or any adjournment or postponement thereof. As of the date of this Proxy Statement, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, the persons named in the proxy will vote according to their best judgment.
Revoking Your Proxy
You may revoke your proxy before it is voted by submitting a new proxy with a later date, by attending and voting during the virtual meeting or by sending written notification addressed to:
Lazard, Inc.
30 Rockefeller Plaza
New York, NY 10112
Attn: Shari L. Soloway, Corporate Secretary
Mere attendance at the meeting will not revoke a proxy that was previously submitted to us.
Quorum and Conduct of Meeting
In order to carry on the business of the meeting, we must have a quorum. This means that at least two shareholders must be present at the meeting, either by attending the virtual meeting or by proxy, and those shareholders must generally hold shares representing more than 50% of the votes that may be cast by all shareholders having the right to attend and vote at the meeting. The chairman of the meeting will have broad authority to conduct the meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman will have broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

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Attendance at the Annual Meeting
The 2025 Annual Meeting of Shareholders will be held in virtual format only. Only shareholders, their proxy holders and our guests may attend the virtual meeting. If you are a holder of record and plan to attend the virtual meeting, please indicate this when you vote. We have structured the virtual annual meeting to provide shareholders the same rights as if the meeting were held in person, including the ability to vote electronically during the meeting and to ask questions in accordance with the rules of conduct for the meeting. You may attend, vote and submit questions during the virtual meeting by visiting by visiting our annual meeting website at www.virtualshareholdermeeting.com/LAZ2025. To participate in the virtual meeting, you will need the 16-digit control number included on your notice of internet availability of the proxy materials, proxy card or on the instructions that accompanied your proxy materials. If you have any questions about your control number, please contact the bank, broker, or other nominee that holds your shares. The virtual meeting will begin promptly at 9:00 a.m., Eastern Daylight Time. Online check-in will begin at 8:30 a.m., Eastern Daylight Time, and you should allow ample time for the online check-in procedures.
Votes Needed
Though our By-laws require that a nominee must receive a plurality of all the votes cast at a meeting of stockholders at which a quorum is present by holders of the shares present in attendance at the virtual meeting or represented by proxy at the meeting and entitled to vote on the election of directors, we have adopted a majority vote policy described in additional detail under “Election of Directors—Majority Vote Policy,” which generally requires that a director receive a majority of the votes cast in order to be elected in an “uncontested election of directors” (as defined below). See “Election of Directors—Majority Vote Policy” for additional information regarding our majority vote policy. Votes withheld from any director nominee will not be counted in such nominee’s favor. With respect to all other matters to be acted on at the meeting, the affirmative vote of a majority of the combined voting power of all of the shares of our common stock present or represented and entitled to vote on the subject matter is required.
As permitted by Delaware law, we treat abstentions as present and entitled to vote for purposes of determining a quorum, and, in accordance with our By-laws, they would be counted as a vote “against” a proposal in the calculation for determining whether any proposal received a majority vote at the meeting. With regard to “broker non-votes,” we also treat such shares as present for purposes of determining a quorum, but they would not be counted in the calculation for determining whether the relevant proposal received a majority vote at the meeting. A “broker non-vote” is a proxy submitted by a broker or other nominee in which the broker or other nominee does not vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the rules of the NYSE. Brokers may no longer use discretionary authority to vote “broker non-votes” on matters that are not considered “routine.” The vote in connection with the ratification of the appointment of our independent registered public accounting firm (Item 3) is considered “routine.” The votes in connection with all other matters to be acted on at the meeting are not considered “routine.” If you do not submit voting instructions to your broker or other nominee, we expect that your shares will be treated as broker non-votes.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 8, 2025
This Proxy Statement and the 2024 Annual Report can be viewed on our website at www.lazard.com. Most shareholders may elect to either view future proxy statements and annual reports over the internet or receive paper copies in the mail. If you are a shareholder of record, you may make this election by following the instructions provided when you vote over the internet. If you hold your Lazard common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to receive our future proxy statements and annual reports.
Cost of This Proxy Solicitation
We pay the expenses of preparing the proxy materials and soliciting this proxy. We have engaged Alliance Advisors, LLC to assist in the solicitation and distribution of proxy materials and we expect to pay Alliance Advisors, LLC a fee of approximately $15,000, plus reasonable out-of-pocket costs and expenses, for its services. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. In addition to this distribution, proxies may be solicited personally, electronically, by mail or by telephone by our directors, officers, other employees or our agents. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

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Multiple Shareholders Sharing Same Address
If you and other residents at your mailing address with the same last name own shares of our common stock through a bank or broker, your bank or broker may have sent you a notice that your household will receive only one Notice or one annual report and proxy statement for each company in which the members of your household hold stock through that bank or broker. This practice of sending only one copy of proxy materials to holders residing at a single address is known as “householding,” and was authorized by the SEC to allow multiple investors residing at the same address the convenience of receiving a single copy of the Notice or of the annual reports, proxy statements and other disclosure documents, if they consent to do so. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you did not receive a householding notice from your bank or broker, you can request householding by contacting that entity. You also may revoke your consent to householding at any time by contacting your bank or broker.
If you wish to receive a separate paper copy of this Proxy Statement or the 2024 Annual Report, you may call (212) 632-6899, visit our website at www.lazard.com, send an e-mail to: investorrelations@lazard.com or write to:
Lazard, Inc.
30 Rockefeller Plaza
New York, NY 10112
Attn: Investor Relations

ANNEX A
CALCULATION OF NON-GAAP MEASURES
The following tables reconcile financial results reported in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) to the non-GAAP financial measures presented in this Proxy Statement. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. We believe that presenting our results on an adjusted basis, when presented in conjunction with measures prepared in accordance with U.S. GAAP, provides a meaningful and useful way for our investors to assess our operating results across periods. Beginning in the first quarter of 2024, we updated the names of certain non-GAAP measures and metrics. The nomenclature change did not result in any change to the components of our non-GAAP measures and metrics compared to prior periods.
Reconciliation of Net Revenue to Adjusted Net Revenue

	Year Ended
	December 31, 2024	December 31, 2023
($ in thousands)
Financial Advisory
Financial Advisory net revenue - U.S. GAAP Basis	$1,756,183	$1,385,357
Adjustments:
Reimbursable deal costs, provision for credit losses and other(a)	(25,764)	(30,565)
Interest expense(b)	43	219
Losses associated with cost-saving initiatives(c)	587	1,824
Adjusted Financial Advisory net revenue	$1,731,049	$1,356,835

Asset Management
Asset Management net revenue - U.S. GAAP Basis	$1,186,977	$1,151,496
Adjustments:
Revenue related to noncontrolling interests and similar arrangements(d)	(22,214)	(16,332)
Distribution fees and other(a)	(64,901)	(67,616)
Interest expense(b)	12	11
Adjusted Asset Management net revenue	$1,099,874	$1,067,559

Corporate
Corporate net revenue - U.S. GAAP Basis	$108,677	($21,364)
Adjustments:
Revenue related to noncontrolling interests and similar arrangements(d)	(7,339)	(13,858)
Gains related to Lazard Fund Interests (“LFI”) and other similar arrangements(e)	(16,176)	(41,463)
Provision for credit losses(a)	—	(7,500)
Interest expense(b)	87,740	77,227
Asset impairment charges	—	19,129
Losses associated with cost-saving initiatives(c)	—	3,054
Gain on sale of property(f)	(114,271)	—
Adjusted Corporate net revenue	$58,631	$15,225

Lazard, Inc.
Net revenue - U.S. GAAP Basis	$3,051,837	$2,515,489
Adjustments:
Revenue related to noncontrolling interests and similar arrangements(d)	(29,553)	(30,190)
Gains related to LFI and other similar arrangements(e)	(16,176)	(41,463)
Distribution fees, reimbursable deal costs, provision for credit losses and other(a)	(90,665)	(105,681)
Interest expense(b)	87,795	77,457
Asset impairment charges	—	19,129
Losses associated with cost-saving initiatives(c)	587	4,878
Gain on sale of property(f)	(114,271)	—
Adjusted net revenue	$2,889,554	$2,439,619

(a)
Represents certain distribution, introducer and management fees paid to third parties, reimbursable deal costs and provision for credit losses relating to fees and other receivables that are deemed uncollectible for which an equal amount is excluded for purposes of determining adjusted non-compensation expense.

(b)
Interest expense, excluding interest expense incurred by Lazard Frères Banque SA (“LFB”), is added back in determining adjusted net revenue because such expense relates to corporate financing activities and is not considered to be a cost directly related to the revenue of our business.

A-1

Annex A
(c)
Represents losses associated with the closing of certain offices as part of the cost-saving initiatives, including the reclassification of currency translation adjustments to earnings from accumulated other comprehensive loss and transactions related to foreign currency exchange.

(d)	Revenue or loss related to the consolidation of noncontrolling interests and similar arrangements are excluded from adjusted net revenue because the Company has no economic interest in such amounts.
(e)
Represents changes in the fair value of investments held in connection with LFI and other similar deferred compensation arrangements, for which a corresponding equal amount is excluded from compensation and benefits expense.

(f)	Represents gain on the sale of an owned office building.
Reconciliation of Compensation and Benefits Expense

	Year Ended
	December 31, 2024	December 31, 2023
($ in thousands)
Compensation and benefits expense - U.S. GAAP Basis	$2,003,212	$1,946,010
Adjustments:
Compensation and benefits expense related to noncontrolling interests and similar arrangements(a)	(19,961)	(9,233)
Charges pertaining to LFI and other similar arrangements(b)	(16,176)	(41,463)
Expenses associated with cost-saving initiatives	(46,610)	(182,103)
Expenses associated with sale of property(c)	(17,002)	—
Expenses associated with senior management transition(d)	—	(10,674)
Adjusted compensation and benefits expense(e)	$1,903,463	$1,702,537
Adjusted compensation ratio(e)	65.9%	69.8%

(a)	Expenses related to the consolidation of noncontrolling interests and similar arrangements are excluded because the Company has no economic interest in such amounts.
(b)
Represents changes in the fair value of the compensation liability recorded in connection with LFI and other similar deferred incentive compensation awards, for which a corresponding equal amount is excluded from adjusted net revenue.

(c)	Represents estimated statutory profit-sharing expenses associated with the sale of an owned office building.
(d)	Represents expenses associated with senior management transition reflecting the departure of certain executive officers.
(e)
Adjusted compensation and benefits expense and adjusted compensation ratio are non-GAAP measures. Adjusted compensation ratio is defined as adjusted compensation and benefits expense, as a percentage of adjusted net revenue.

Reconciliation of Non-Compensation Expense

	Year Ended
	December 31, 2024	December 31, 2023
($ in thousands)
Non-compensation expense - U.S. GAAP Basis	$670,390	$693,330
Adjustments:
Non-compensation expense related to noncontrolling interests and similar arrangements(a)	(2,805)	(2,788)
Distribution fees, reimbursable deal costs, provision for credit losses and other(b)	(90,665)	(105,681)
Amortization and other acquisition-related costs	(242)	(334)
Expenses associated with cost-saving initiatives	(1,532)	(13,023)
Adjusted non-compensation expense(c)	$575,146	$571,504
Adjusted non-compensation ratio(c)	19.9%	23.4%

(a)	Expenses related to the consolidation of noncontrolling interests and similar arrangements are excluded because the Company has no economic interest in such amounts.
(b)
Represents certain distribution, introducer and management fees paid to third parties, reimbursable deal costs and provision for credit losses relating to fees and other receivables that are deemed uncollectible for which an equal amount is included for purposes of determining adjusted net revenue.

(c)
Adjusted non-compensation expense and adjusted non-compensation ratio are non-GAAP measures. Adjusted non-compensation ratio is defined as adjusted non-compensation expense, as a percentage of adjusted net revenue.

A-2

Annex A
Reconciliation of Adjusted Operating Income

	Year Ended
	December 31, 2024	December 31, 2023
($ in thousands)
Operating income (loss) - U.S. GAAP Basis	$386,472	($79,957)
Adjustments:
Operating loss related to noncontrolling interests and similar arrangements(a)	(6,787)	(18,169)
Interest expense(b)	87,795	77,457
Amortization and other acquisition-related costs	242	334
Asset impairment charges	—	19,129
Losses associated with cost-saving initiatives(c)	587	4,878
Expenses associated with cost-saving initiatives	48,142	195,126
Gain on sale of property(d)	(114,271)	—
Expenses associated with sale of property(e)	17,002	—
Expenses associated with senior management transition(f)	—	10,674
Benefit pursuant to tax receivable agreement obligation (“TRA”)(g)	(8,237)	(43,894)
Adjusted operating income(h)	$410,945	$165,578
Adjusted operating margin(h)	14.2%	6.8%

(a)	Loss and expenses related to the consolidation of noncontrolling interests and similar arrangements are excluded because the Company has no economic interest in such amounts.
(b)
Interest expense, excluding interest expense incurred by LFB, is added back in determining adjusted net revenue because such expense relates to corporate financing activities and is not considered to be a cost directly related to the revenue of our business.

(c)
Represents (gains) losses associated with the closing of certain offices as part of the cost-saving initiatives, including the reclassification of currency translation adjustments to earnings from accumulated other comprehensive loss and transactions related to foreign currency exchange.

(d)	Represents gain on the sale of an owned office building.
(e)	Represents estimated statutory profit-sharing expenses associated with the sale of an owned office building.
(f)	Represents expenses associated with senior management transition reflecting the departure of certain executive officers.
(g)	Represents the effect of the periodic revaluation of the TRA liability.
(h)	Adjusted operating income and adjusted operating margin are non-GAAP measures. Adjusted operating margin is defined as adjusted operating income, as a percentage of adjusted net revenue.

A-3

Annex A
Reconciliation of Adjusted Net Income and Adjusted Earnings Per Share

	Year Ended
	December 31, 2024	December 31, 2023
($ in thousands, except per share data)
Net Income (Loss) attributable to Lazard, Inc.
Net income (loss) attributable to Lazard, Inc. - U.S. GAAP Basis	$279,912	($75,479)
Adjustments:
Asset impairment charges	—	19,129
Losses associated with cost-saving initiatives(a)	587	4,878
Expenses associated with cost-saving initiatives	48,142	195,126
Gain on sale of property(b)	(114,271)	—
Expenses associated with sale of property(c)	17,002	—
Expenses associated with senior management transition(d)	—	10,674
Benefit pursuant to TRA(e)	(8,237)	(43,894)
Noncontrolling interests effect of adjustments	3	—
Tax effect of adjustments	20,972	(35,411)
Adjusted net income	$244,110	$75,023

Diluted Weighted Average Shares Outstanding
Diluted Weighted Average Shares Outstanding - U.S. GAAP Basis	102,392,171	88,993,985
Adjustment: participating securities including profits interest participation rights and other	2,006,077	8,456,408
Adjusted Diluted Weighted Average Shares Outstanding(f)	104,398,248	97,450,393

Diluted net income (loss) per share:
U.S. GAAP Basis	$2.68	($0.90)
Diluted net income (loss) effect of adjustments	(0.34)	1.67
Adjusted Basis	$2.34	$0.77

(a)
Represents losses associated with the closing of certain offices as part of the cost-saving initiatives, including the reclassification of currency translation adjustments to earnings from accumulated other comprehensive loss and transactions related to foreign currency exchange.

(b)	Represents gain on the sale of an owned office building.
(c)	Represents estimated statutory profit-sharing expenses associated with the sale of an owned office building.
(d)	Represents expenses associated with senior management transition reflecting the departure of certain executive officers.
(e)	Represents the effect of the periodic revaluation of the TRA liability.
(f)
A non-GAAP measure which includes units of the long-term incentive compensation program consisting of profits interest participation rights, which are equity incentive awards that, subject to certain conditions, may be exchanged for shares of our common stock. Certain profits interest participation rights may be excluded from the computation of outstanding stock equivalents for U.S. GAAP net income per share. In addition, this measure includes the dilutive effect of the weighted average number of shares of common stock issuable from share-based compensation programs.

A-4

ANNEX B
Standards of Director Independence
The Board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules):
1. Employment and commercial relationships affecting independence.
A. Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of Lazard’s internal or external auditor; (ii) an immediate family member of the director is a current partner of Lazard’s internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Lazard’s internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, Lazard for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) an immediate family member of the director is currently an executive officer of Lazard.
B. Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Lazard; (ii) an immediate family member of the director is or was an executive officer of Lazard; (iii) the director or an immediate family member of the director (a) was (but no longer is) a partner or employee of Lazard’s internal or external auditor and (b) personally worked on Lazard’s audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Lazard, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Lazard executive officer is or was on the Compensation Committee of the Board of Directors of a company that concurrently employed the Lazard director or an immediate family member of the director as an executive officer.
2. Relationships not deemed material for purposes of director independence.
In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the Board must affirmatively determine that the director has no material relationship with Lazard. To assist the Board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the Board has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the Board shall disclose the basis for such determination in the Company’s proxy statement.
A. Equity Ownership. A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Lazard, so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.
B. Director Status. A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Lazard or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Lazard (other than a charitable contribution to that organization by Lazard).

B-1

C. Ordinary Course. A relationship arising solely from financial services transactions between Lazard and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time for companies with which Lazard has a comparable relationship and that do not have a director of Lazard serving as an executive officer.
D. Indebtedness. A relationship arising solely from a director’s status as an executive officer, employee or owner of 5% or more of the equity of a company to which Lazard is indebted at the end of Lazard’s preceding fiscal year, so long as the aggregate amount of the indebtedness of Lazard to such company is not in excess of 5% of Lazard’s total consolidated assets at the end of Lazard’s preceding fiscal year.
E. Charitable Contributions. The director serves as an officer, employee, director or trustee of a tax-exempt organization, and the discretionary charitable contributions by Lazard to the organization are less than the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year.
F. Personal Relationships. The director receives products or services (e.g., investment products or investment management services) from Lazard in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.
G. Other. Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $10,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

B-2

LAZARD

www.lazard.com

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LAZARD, INC.
30 ROCKEFELLER PLAZA
NEW YORK, NY 10112

SCAN TO
VIEW MATERIALS & VOTE

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V64989-P27139 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LAZARD, INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Peter Harrison
02) Dan Schulman

The Board of Directors recommends you vote FOR the following Items 2 and 3:

	For	Against	Abstain
2. Non-binding advisory vote regarding executive compensation.	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP as Lazard, Inc.'s independent registered public accounting firm for 2025 and authorization of Lazard, Inc.'s Board of Directors, acting by its Audit Committee, to set their remuneration.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V64990-P27139

LAZARD, INC.
MAY 8, 2025 at 9:00 a.m. Eastern Daylight Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Christian A. Weideman and Shari L. Soloway as proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Lazard, Inc. to be held on May 8, 2025 at 9:00 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, IT WILL BE VOTED "FOR ALL" WITH RESPECT TO ITEM 1 AND "FOR" ITEMS 2 AND 3. THE PROXY HOLDERS ARE ALSO AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT.

Continued and to be signed on reverse side